                                                                     EXHIBIT 2.1




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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            LAMALIE ASSOCIATES, INC.,
                               LAI MERGERSUB, INC.


                                       and

                         WARD HOWELL INTERNATIONAL, INC.

                                February 27, 1998


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



                                TABLE OF CONTENTS

1.       DEFINITIONS...........................................................1
         (A)      CERTAIN TERMS................................................1
         (B)      GENERAL......................................................4

2.       PLAN OF ACQUISITION...................................................4
         (A)      MERGER.......................................................4
         (B)      THE CLOSING..................................................5
         (C)      CERTAIN EFFECTS OF THE MERGER................................5
         (D)      APPROVAL BY WARD HOWELL STOCKHOLDERS.........................7

3.       MERGER CONSIDERATION; MANNER OF CONVERTING SHARES.....................7
         (A)      MERGER CONSIDERATION.........................................7
         (B)      ADJUSTMENTS TO MERGER CONSIDERATION..........................8
         (C)      DISSENTING SHARES...........................................12
         (D)      ANTI-DILUTION PROVISIONS....................................13
         (E)      FRACTIONAL SHARES...........................................13

4.       PROCEDURE FOR PAYMENT OF MERGER CONSIDERATION........................13
         (A)      EXCHANGE PROCEDURES.........................................13
         (B)      RIGHTS OF WARD HOWELL STOCKHOLDERS..........................14

5.       REPRESENTATIONS AND WARRANTIES OF WARD HOWELL........................14
         (A)      ORGANIZATION, STANDING, AND POWER...........................14
         (B)      AUTHORITY...................................................14
         (C)      CORPORATE APPROVAL..........................................15
         (D)      NO CONFLICT.................................................15
         (E)      CONSENTS REQUIRED...........................................15
         (F)      CAPITALIZATION..............................................15
         (G)      NO SUBSIDIARIES.............................................16
         (H)      FINANCIAL STATEMENTS........................................16
         (I)      ABSENCE OF CERTAIN CHANGES OR EVENTS........................16
         (J)      NO UNDISCLOSED LIABILITIES..................................17
         (K)      TAX MATTERS.................................................17
         (L)      ASSETS......................................................18
         (M)      LAKE GENEVA OFFICE..........................................18
         (N)      CONDUCT OF BUSINESS.........................................18
         (O)      CLIENT LIST; ENGAGEMENT LETTERS.............................19
         (P)      ACCOUNTS RECEIVABLE.........................................19
         (Q)      INSURANCE...................................................20
         (R)      ENVIRONMENTAL MATTERS.......................................20
         (S)      COMPLIANCE WITH LAWS; NO VIOLATIONS.........................20
         (T)      EMPLOYEES...................................................21
         (U)      LABOR MATTERS...............................................21
         (V)      EMPLOYEE BENEFIT PLANS......................................21

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



         (W)      COMMITMENTS AND CONTRACTS...................................22
         (X)      MATERIAL CONTRACT DEFAULTS..................................23
         (Y)      LEGAL PROCEEDINGS...........................................23
         (Z)      INTELLECTUAL PROPERTY.......................................23
         (AA)     BROKERS AND FINDERS.........................................24
         (BB)     WARD HOWELL STOCKHOLDER MERGER MATERIALS; OTHER
                  INFORMATION.................................................24
         (CC)     CONDUCT OF BUSINESS BY WARD HOWELL SINCE DATE OF
                  FINANCIAL STATEMENTS........................................24
         (DD)     FORBEARANCE FROM CERTAIN ACTIONS BY WARD HOWELL
                  SINCE DATE OF FINANCIAL STATEMENTS..........................24
         (EE)     AFFILIATE TRANSACTIONS......................................26
         (FF)     WARD HOWELL RUSSIA, INC.....................................26

6.       REPRESENTATIONS AND WARRANTIES OF LAI................................26
         (A)      ORGANIZATION, STANDING, AND POWER...........................26
         (B)      AUTHORITY...................................................26
         (C)      CORPORATE APPROVAL..........................................27
         (D)      NO CONFLICT.................................................27
         (E)      CONSENTS REQUIRED...........................................28
         (F)      CAPITALIZATION..............................................28
         (G)      NO SUBSIDIARIES.............................................28
         (H)      FINANCIAL STATEMENTS........................................28
         (I)      ABSENCE OF CERTAIN CHANGES OR EVENTS........................29
         (J)      NO UNDISCLOSED LIABILITIES..................................29
         (K)      TAX MATTERS.................................................29
         (L)      CONDUCT OF BUSINESS.........................................30
         (M)      COMPLIANCE WITH LAWS; NO VIOLATIONS.........................30
         (N)      BROKERS AND FINDERS.........................................30
         (O)      WARD HOWELL STOCKHOLDER MERGER MATERIALS; OTHER INFORMATION.30
         (P)      EMPLOYEE BENEFIT PLANS......................................31
         (Q)      MATERIAL CONTRACT DEFAULTS..................................31
         (R)      LEGAL PROCEEDINGS...........................................31
         (S)      LABOR MATTERS...............................................32

7.       TRANSACTIONS AND OBLIGATIONS OF THE PARTIES..........................32
         (A)      CONDUCT OF BUSINESS BY WARD HOWELL..........................32
         (B)      FORBEARANCE FROM CERTAIN ACTIONS BY WARD HOWELL.............32
         (C)      DISSENTING SHARES...........................................34
         (D)      CERTAIN COVENANTS OF LAI....................................34
         (E)      NOTIFICATION OF ADVERSE CHANGES IN CONDITION................35
         (F)      GOVERNMENT FILINGS AND REPORTS..............................35
         (G)      HCC MERGER..................................................35
         (H)      ISSUANCE OF BONUS SHARES....................................35
         (I)      OWNERSHIP OF WARD HOWELL COMMON STOCK.......................35
         (J)      DUE DILIGENCE INVESTIGATION; CONFIDENTIALITY................35
         (K)      AGREEMENTS AS TO EFFORTS TO CONSUMMATE......................36
         (L)      NO PURSUIT OF COMPETING TRANSACTIONS........................36

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


         (M)      EMPLOYEE BENEFITS...........................................37
         (N)      TERMINATION OF STOCKHOLDERS AGREEMENT.......................37
         (O)      CURRENT INFORMATION.........................................37
         (P)      OTHER ACTIONS...............................................38
         (Q)      PRESS RELEASES..............................................38
         (R)      CORPORATE GOVERNANCE PROVISIONS.............................38
         (S)      EXTENSION OF EXCLUSIVITY LETTER.............................38
         (T)      EMPLOYMENT AGREEMENTS.......................................38
         (U)      LAI POST-CLOSING PAYMENT OBLIGATIONS........................39
         (V)      CERTAIN AGREEMENTS WITH RESPECT TO LEO......................39

8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES...............39
         (A)      CONDITIONS TO OBLIGATIONS OF EACH PARTY.....................39
         (B)      CONDITIONS TO OBLIGATIONS OF LAI TO EFFECT THE MERGER.......40
         (C)      CONDITIONS TO OBLIGATION OF WARD HOWELL TO EFFECT THE
                  MERGER......................................................42

9.       INDEMNIFICATION......................................................42
         (A)      GENERAL - INDEMNIFICATIONS BY WARD HOWELL AND THE WARD
                  HOWELL STOCKHOLDERS ........................................42
         (B)      GENERAL - INDEMNIFICATIONS BY LAI AND MERGERSUB.............43
         (C)      CLAIMS FOR INDEMNIFICATION..................................44
         (D)      RIGHT TO DEFEND.............................................44
         (E)      COOPERATION.................................................44
         (F)      LIMITATION..................................................45
         (G)      OFFSET......................................................45
         (H)      TERMINATION OF SUBSIDIARY OBLIGATIONS.......................46

10.      TERMINATION..........................................................46
         (A)      TERMINATION.................................................46
         (B)      EFFECT OF TERMINATION.......................................47

11.      MISCELLANEOUS........................................................47
         (A)      SURVIVAL OF CERTAIN PROVISIONS..............................47
         (B)      RESOLUTION OF DISPUTES......................................47
         (C)      EXPENSES....................................................48
         (D)      ENTIRE AGREEMENT............................................48
         (E)      AMENDMENT AND MODIFICATION..................................48
         (F)      WAIVERS.....................................................48
         (G)      NO ASSIGNMENT...............................................49
         (H)      NOTICES.....................................................49
         (I)      CONSTRUCTION AND INTERPRETATION.............................50
         (J)      ENFORCEMENT OF AGREEMENT....................................50
         (K)      COUNTERPARTS................................................50

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



                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 27, 1998 by and among LAMALIE ASSOCIATES, INC., a Florida corporation ("LAI"), LAI MERGERSUB, a Connecticut corporation and a wholly-owned subsidiary of LAI ("MergerSub"), WARD HOWELL INTERNATIONAL, INC., a Connecticut corporation ("Ward Howell") and those owners of shares of common stock of Ward Howell who have executed and entered into this Agreement by executing a Joinder Agreement as further described below (the "Ward Howell Stockholders").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of LAI, MergerSub, and Ward Howell and the Ward Howell Stockholders have approved the acquisition of Ward Howell by LAI through the merger of Ward Howell with MergerSub (the "Merger") upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and in the best interests of their respective stockholders; and

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, the parties acknowledge that the transactions contemplated by this Agreement are subject to the satisfaction of certain other conditions described in this Agreement;

         NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       DEFINITIONS.

         (A) CERTAIN TERMS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings when used in this Agreement:

         "Affiliate" means, with respect to any person (the "first person"), any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person.

         "Consent" means any consent, approval, authorization, clearance, exemption, waiver, ratification or similar affirmation of or by any person.

         "Effective Time" means the date and time as of which the Merger and the other transactions contemplated by this Agreement shall become effective, as more fully set forth in Section 2(b).

         "Environmental Law" means (i) any Law that (A) relates to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or

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




subsurface strata) and (B) is administered, interpreted or enforced by the United States Environmental Protection Agency or any state or local agency with jurisdiction over pollution or protection of the environment, and (ii) any other Law relating to emissions, discharges, releases or threatened releases of any Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Hazardous Material" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (including as those terms are defined by any applicable Environmental Law) and (ii) any chemical, pollutant, contaminant, petroleum, petroleum product or oil, and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Regulatory Authority and any polychlorinated biphenyls ("PCBs").

         "Internal Revenue Code" mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Knowledge" means, as of the date relating thereto, (i) as to an individual, actual knowledge after an investigation (including, as appropriate, a review of documents and consultation with counsel) that, under the circumstances (including such person's title, position or status), is reasonably diligent, (ii) as to a person not an individual, the knowledge (as defined in the preceding clause (i)) of such person's Chief Executive Officer and Chief Financial Officer and the knowledge (without any special investigation) of the Executive Committee of such person's Board of Directors (or, as to a person not a corporation, the individuals holding positions of corresponding responsibility) or (iii) in the case of Ward Howell with respect to personnel and employment matters only, the knowledge (as defined in the preceding clause
(i)) of the Chief Executive Officer and the Chief Financial Officer and the knowledge (without any special investigation) of the Executive Committee of the Board of Directors or any of the directors.

         "LAI Common Stock" means the Common Stock, $.01 par value per share, of LAI.

         "Law" means any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a person or to a person's assets, properties, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority, including any judicial or regulatory interpretation of any of the same and including the common law.

         "LGO" means the office division of Ward Howell located in Lake Geneva, Wisconsin.


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         "LGO Accounts Receivable" means any accounts receivable of Ward Howell which are outstanding immediately prior to the Effective Time and which would have been governed by the LGO Agreement if such agreement were not terminated in connection with the Merger (as defined in Section 7(g) hereof).

         "LGO Agreement" means that certain letter agreement dated as of June 21, 1995 by and among Ward Howell, CSG International, Inc., Michael J. Corey and Patrick Corey.

         "LGO Stockholders" means Michael J. Corey, Patrick Corey, Paul Hanson and Thomas Moran.

         "Material Adverse Effect" or "Material Adverse Change" means, as to any person, a material adverse effect or impact on (i) the financial position, business, results of operations or prospects of such person and its Affiliates, taken as a whole, or (ii) the ability of such person or any Affiliate of such person to perform its obligations under this Agreement or to consummate the Merger or the other transactions or actions contemplated by this Agreement.

         "Nasdaq" means the Nasdaq Stock Market (National Market System).

         "Non-LGO Accounts Receivable" means any accounts receivable of Ward Howell which are outstanding immediately prior to the Effective Time and are not LGO Accounts Receivable.

         "Permit" means any permit, license, variance, certificate, authorization, filing, franchise, notice, right, Consent or approval of or from any Regulatory Authority.

         "Regulation S-X" means Regulation S-X as promulgated and amended from time to time by the SEC.

         "Regulatory Authority" means, as to any subject matter or person, any court, any governmental, regulatory or administrative agency, any commission, authority or instrumentality or any other public body, domestic or foreign, having jurisdiction over such subject matter or person.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and other federal and state securities Laws.

         "Tax" means any federal, state, local or foreign income, payroll, franchise, property, sales, excise or other tax, tariff, duty, assessment or governmental charge of any nature whatsoever, including any interest, penalty or addition thereon or thereto, imposed, assessed, charged or levied by any Governmental Authority.




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


         "Tax Return" means any return, report or similar statement (including any schedules, statements or attachments thereto) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

         "Ward Howell Common Stock" means the Common Stock, $1.00 par value per share, of Ward Howell.

         (B)      GENERAL.

                  (i) Inclusive Statements. Whenever any of the words "include," "includes" or "including" is used in this Agreement, such word shall be construed to indicate explanation, clarification and/or the presentation of one or more examples, and not with limitation.

                  (ii) Number. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

                  (iii) Person. Unless the context clearly indicates otherwise, the term "person" includes an individual or natural person and also any entity or artificial person, including any corporation, partnership, joint venture, trust or other incorporated or unincorporated association or organization.

2.       PLAN OF ACQUISITION.

         (A)      MERGER.

                  (i) General. At the Effective Time, MergerSub shall be merged (the "Merger") with and into Ward Howell, with Ward Howell being the surviving corporation and thereby becoming a wholly-owned subsidiary of LAI (Ward Howell as it exists after the Effective Time being sometimes referred to in this Agreement as the "Surviving Corporation").

                  (ii) Conversion of and Consideration for Ward Howell Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, each of those shares of Ward Howell Common Stock (other than Dissenting Shares (as defined below)) that are issued and outstanding immediately prior to the Effective Time ("Surrendered Ward Howell Shares") shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and represent the right to receive, upon surrender of the certificate representing such share, that percentage of the aggregate Merger Consideration equal to the percentage of all shares of Ward Howell Common Stock issued and outstanding immediately prior to the Effective Time (including Dissenting Shares) represented by such share. Shares of Ward Howell Common Stock, if any, held by Ward Howell as treasury stock shall for the purposes of this Agreement be deemed issued but not outstanding, and no Merger Consideration shall be payable with respect to any such shares.

                  (iii) Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective at and as of the Effective Time, which shall be the date and time as of which the Merger is effective under and in accordance with the Connecticut Business




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



Corporation Act and other general corporate Laws of the State of Connecticut ("Connecticut Corporate Law"), as reflected in the official records of the Secretary of the State of Connecticut after the filing, on or as of the Closing Date (as hereinafter defined), by or on behalf of each of Ward Howell and MergerSub, of the Certificate of Merger (as hereinafter defined) with respect to the Merger with the Secretary of State of the State of Connecticut, or such other date and time as may be determined by LAI and Ward Howell and not inconsistent with Connecticut Corporate Law.

                  (iv) Connecticut Corporate Law. The Merger shall be effectuated under and in accordance with the Connecticut Corporate Law by the filing with the Secretary of State of the State of Connecticut of a Certificate of Merger containing the provisions required by, and executed in accordance with, Connecticut Corporate Law and otherwise in substantially the same form as is attached as Exhibit 2(a)(iv) (the "Certificate of Merger") hereto. The Surviving Corporation shall continue to be governed by the Laws of the State of Connecticut.

         (B)      THE CLOSING.

                  (i) Time and Place. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York, commencing at 10:00 a.m., local time, on the second business day immediately following the Ward Howell Stockholders' Meeting (as hereinafter defined) and shall proceed promptly to conclusion, or at such other place, time, and date as shall be fixed by mutual agreement of LAI and Ward Howell, but in any event no later than February 28, 1998. The day on which the Closing shall occur is referred to herein as the "Closing Date." All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

                  (ii) Actions Taken. At the Closing, (i) Ward Howell and the Ward Howell Stockholders will deliver to LAI and MergerSub the various certificates, instruments, and documents required under this Agreement to be delivered by them, (ii) LAI and MergerSub will deliver to Ward Howell the various certificates, instruments, and documents required under this Agreement to be delivered by them, (iii) MergerSub and Ward Howell will cause to be prepared, executed and delivered the Certificate of Merger and the same to be filed with the Secretary of State of the State of Connecticut effective as of the Closing, (iv) the parties will cause to be prepared, executed and delivered any and all other appropriate and customary documents as any party hereto or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement, and (v) LAI will cause the Merger Consideration to be delivered to the Ward Howell Stockholders in the manner provided below.

         (C)      CERTAIN EFFECTS OF THE MERGER.

                  (i) General. The Merger shall have the effects provided for under Connecticut Corporate Law and, subject thereto, this Agreement and the Certificate of Merger.

                  (ii) Continuation of Existence. Except as may otherwise be set forth herein, (a) the corporate existence and identity of Ward Howell, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and (b)



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


the corporate existence and identity of MergerSub, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Time shall be merged with and into that of Ward Howell, and the Surviving Corporation shall be vested fully therewith, and the separate corporate existence and identity of MergerSub shall thereafter cease. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Ward Howell or MergerSub necessary to carry out and effectuate the transactions contemplated by this Agreement.

                  (iii) Corporate Names. From and after the Effective Time, the corporate name of the Surviving Corporation shall be changed to LAI Ward Howell, Inc. Both LAI and the Surviving Corporation shall then begin conducting business under the name "LAI Ward Howell," in addition to any other name under which such business may be conducted.

                  (iv) Certificate of Incorporation. The Certificate of Incorporation of Ward Howell, as in effect at the Effective Time, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.

                  (v) Bylaws. The Bylaws of Ward Howell, as in effect at the Effective Time, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

                  (vi) Officers and Directors. The officers and directors of MergerSub, in office at the Effective Time, shall continue as the officers and directors of the Surviving Corporation (unless otherwise elected or appointed at or after the Effective Time), each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. On the Closing Date, the Board of Directors of LAI will be expanded to appoint David Witte to serve as a member until the next annual meeting of LAI's stockholders. LAI shall then use its best efforts to cause David Witte to be elected for a three-year term at its next annual stockholders meeting, and, in that connection, will include Mr. Witte on its slate of nominees and will recommend Mr. Witte to its stockholders at that meeting. If David Witte ceases to serve as a Board member for any reason during that three year term, the LAI Board will elect a former stockholder of Ward Howell to fill his Board position during the remainder of the term.

                  (vii) Cancellation of Ward Howell Common Stock. After the Effective Time, no share of Ward Howell Common Stock shall be deemed to be outstanding or to have any rights other than as specifically set forth in this Agreement or as required under Connecticut Corporate Law.

                  (viii) Conversion of MergerSub Common Stock. At and as of the Effective Time, each issued and outstanding share of common stock of MergerSub shall be converted into one share of common stock of the Surviving Corporation.

                  (ix) Closing of Transfer Records. At the Effective Time, the stock transfer books of Ward Howell shall be closed as to Ward Howell Stockholders immediately prior to the Effective Time and no transfers of Ward Howell Common Stock by any Ward Howell Stockholder shall thereafter be made or recognized.

         (D) APPROVAL BY WARD HOWELL STOCKHOLDERS. This Agreement and the Merger have been approved by vote of the Ward Howell Stockholders at a meeting of the Ward Howell Stockholders duly called and held immediately prior to the execution of this Agreement (the "Stockholders' Meeting," as more fully described below), and the parties hereto have cooperated in the preparation of materials with which to solicit such approval by the Ward Howell Stockholders (the "Ward Howell Stockholder Merger Materials," as more fully described below).

3.       MERGER CONSIDERATION; MANNER OF CONVERTING SHARES.

         (A) MERGER CONSIDERATION. The Merger Consideration, subject to adjustment as set forth below, shall consist of:

                  (i) Cash Consideration. $8,762,000 in cash (the "Cash Consideration");

                  (ii) LAI Notes. $7,962,000 in original principal amount promissory notes of LAI, each in substantially the same form as set forth as
Exhibit 3(a)(ii) hereto (the "LAI Notes"), each of which shall bear interest at the rate of 5% per annum and be payable in three equal annual payments; and

                  (iii) LAI Stock. 200,000 shares of LAI Common Stock (the "LAI Stock").

                  (iv) Allocation among Ward Howell Stockholders. A Ward Howell Stockholder who is entitled to receive pursuant to this Agreement a percentage of the Merger Consideration shall be entitled to receive (1) that same percentage of the Cash Consideration, (2) that same percentage of the aggregate original principal amount of LAI Notes, reflected in a single LAI Note payable to such Ward Howell Stockholder, and (3) that same percentage of the aggregate number of shares of LAI Common Stock included in the Merger Consideration, reflected in a single stock certificate (subject to adjustments for fractional shares pursuant to Section 3(e)).

                  (v) Payment of Withholding Taxes. An amount equal to the aggregate amount of taxes required to be withheld by Ward Howell as set forth on
Exhibit 3(a)(v) in connection with the issuance of the Bonus Shares (as hereinafter defined) will be withheld at Closing from the Cash Consideration portion of the Merger Consideration payable to the Ward Howell Stockholders with respect to whom there exists a withholding obligation as set forth on Exhibit 3(a)(v).

                  (vi) No Securities Law Registration. Neither the LAI Notes nor the LAI Stock will be registered under the Securities Act or under any state Securities Laws, because it is believed that their issuance in connection with the Merger will qualify for applicable exemptions from the securities registration requirements of such laws. Accordingly, a legend substantially to the following effect will be placed on each LAI Note and on each certificate evidencing the LAI Stock: "THE SECURITIES EVIDENCED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE LAWS AS




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



MAY BE APPLICABLE, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

         (B)      ADJUSTMENTS TO MERGER CONSIDERATION.

                  (i)      Adjusted Pro Forma EBIT Shortfall.

                           (1)      General. The aggregate amount of Merger
Consideration shall be reduced by $8 for each $1 of Ward Howell's Adjusted Pro Forma EBIT Shortfall for the year ending December 31, 1997. "Ward Howell's Adjusted Pro Forma EBIT Shortfall for the year ending December 31, 1997" means the amount, if any, by which $2.5 million exceeds the greater of (A) Ward Howell's actual Adjusted Pro Forma EBIT for the year ending December 31, 1997 or
(B) $2.2 million. Ward Howell's Adjusted Pro Forma EBIT Shortfall for the year ending December 31, 1997 may not be more than $300,000 nor less than $0.

                           (2)      Adjusted Pro Forma EBIT. Adjusted Pro Forma
EBIT for the year ending December 31, 1997 means:

                                    (A)      Pro Forma EBIT. Earnings before
interest and taxes for the year ending December 31, 1997, determined by reference to an audited statement of earnings of Ward Howell for such period to be prepared and presented in accordance with GAAP by Ward Howell and reviewed by Arthur Andersen LLP, LAI's accounting firm, prior to the Closing; plus

                                    (B)      Excess Profit Distribution. An
amount, consistent with past practices, with respect to any excess profit distribution expensed by Ward Howell in respect of its operations for the year ending December 31, 1997, mutually agreed to by the parties prior to the Closing, which amount Ward Howell has estimated to be approximately $1.6 million;

                                    (C)      LGO Fee Revenue. An amount equal to
19.1 percent (19.1%) of the fee revenues from Ward Howell's Lake Geneva, Wisconsin office for the year ending December 31, 1997, determined in accordance with GAAP; plus

                                    (D)      Compensation System Adjustment. An
amount equal to $191,000, which represents the effect of certain differences between the compensation systems of Ward Howell and LAI for the year ending December 31, 1997; plus

                                    (E)      Transaction Expenses. The actual
amount of those direct expenses of Ward Howell in effecting the Merger described on Exhibit 3(b)(ii)(A) hereto ("Ward Howell Transaction Expenses"), that otherwise would reduce Ward Howell's Pro Forma EBIT for the year ending December 31, 1997; plus

                                    (F)      Pre-Closing Transactions Charges.
The actual amount of compensation expense charged by Ward Howell in connection with the issuance of the Bonus Shares (as hereinafter defined) that would otherwise reduce Ward Howell's Pro Forma EBIT for the year ending December 31, 1997.

         (ii) Other Adjustments to Merger Consideration. The aggregate amount of Merger Consideration shall be reduced by:

                     (A) Ward Howell's Excess Transaction Expenses. The amount, if any, by which the aggregate amount of Ward Howell Transaction Expenses exceeds $500,000; and further reduced by

                     (B)   Uncollectible Accounts Receivable.

                               1)   Non-LGO Accounts Receivable

                                    a)       Stockholders. The amount of Merger
Consideration payable to a Ward Howell Stockholder responsible for generating Non-LGO Accounts Receivable (each, an "Originating Stockholder") shall be reduced by the amount calculated as set forth below if any Non-LGO Accounts Receivable generated by such Originating Stockholder has not been collected in full on or prior to that date which is 180 days after the Closing Date. LAI shall attempt to collect all Non-LGO Accounts Receivable in accordance with LAI's normal and customary practices. Exhibit 3(b)(ii)(B) sets forth an allocation of Ward Howell's allowance for doubtful accounts among the Ward Howell Stockholders and other originators ("Non-Stockholder Originators"). No adjustment to the Merger Consideration payable to any Originating Stockholder pursuant to this Section 3(b)(ii)(B)1) will be made unless: (i) the aggregate amount of uncollected Non-LGO Accounts Receivable exceeds the sum of (x) the aggregate amount of the allowance for doubtful Non-LGO Accounts Receivable as of the Closing Date, plus (y) the aggregate accrued compensation expense relating to the uncollected Non-LGO Accounts Receivables (the amount of such excess minus the amount of the Excess Non-Stockholder Allowance (as hereinafter defined) is referred to herein as the "Aggregate Reduction Amount"); and (ii) the aggregate amount of uncollected Non-LGO Accounts Receivable of an Originating Stockholder exceeds the sum of (a) the allowance for doubtful accounts allocated to such Originating Stockholder on Exhibit 3(b)(ii)(B) plus (b) the accrued compensation expense relating to such uncollected Non-LGO Accounts Receivable (the amount of such excess is referred to herein as the "Originating Stockholder's Excess Amount"). In such an event, the Merger Consideration payable to each Originating Stockholder to whom an Originating Stockholder's Excess Amount is attributable shall be reduced by such Originating Stockholder's "Pro Rata Reduction Amount." An Originating Stockholder's Pro Rata Reduction Amount shall equal the product obtained by multiplying the Aggregate Reduction Amount by a fraction, the numerator of which is the Originating Stockholder's Excess Amount and the denominator of which is the sum of all Originating Stockholder's Excess Amounts.

                                    b)       Non-Stockholder Originators. The
amount of Merger Consideration payable to the Ward Howell Stockholders (other than the LGO Stockholders) shall be reduced by the amount calculated as set forth below if any Non-LGO Accounts Receivable which are generated by Non-Stockholder Originators have not been collected in full on or prior to that date which is 180 days after the Closing Date. If: (i) the aggregate amount of uncollected Non-LGO Accounts Receivable exceeds the sum of (x) the aggregate amount of the allowance for doubtful Non-LGO Accounts Receivable as of the Closing Date, plus (y) the aggregate accrued compensation expense relating to the uncollected Non-LGO Accounts Receivable; (ii) the aggregate amount of uncollected Non-LGO Accounts Receivable of Non-Stockholder Originators exceeds the sum of (a) the allowance for doubtful accounts allocated to the Non-Stockholder Originators on Exhibit 3(b)(ii)(B) plus (b) the aggregate accrued compensation expense relating to such uncollected Non-LGO Accounts Receivable (the amount of such excess is referred to herein as the "Non-Stockholders' Excess Amount"); and
(iii) the Non-Stockholders' Excess Amount exceeds the Excess Ward Howell Stockholder Allowance (as hereinafter defined); then the Merger Consideration payable to the Ward Howell Stockholders (other than the LGO Stockholders) shall be reduced by an aggregate amount equal to the Ward Howell Excess Amount (as hereinafter defined). Any such reduction shall be made among the Ward Howell Stockholders (other than the LGO Stockholders) on a pro rata basis in proportion to the amount of Merger Consideration received by such stockholders.

                                    c)       Certain Definitions. For purposes
hereof: (i) the term "Ward Howell Excess Amount" shall mean the amount by which the Non-Stockholders' Excess Amount exceeds the sum of (A) the aggregate allowance for doubtful accounts allocated to Non-Stockholder Originators, plus
(B) the aggregate accrued compensation expense relating to the uncollected Non-LGO Accounts Receivable generated by the Non-Stockholder Originators, plus
(C) the Excess Ward Howell Stockholder Allowance; (ii) the term "Excess Ward Howell Stockholder Allowance" shall mean the remainder obtained by subtracting
(x) the aggregate amount of uncollected Non-LGO Accounts Receivable of all Originating Stockholders from (y) the sum of (A) the allowance for doubtful accounts allocated to all Originating Stockholders plus (B) the accrued compensation expense relating to such uncollected Non-LGO Accounts Receivable; and (iii) the term "Excess Non-Stockholder Allowance" shall mean the remainder obtained by subtracting (A) the aggregate amount of uncollected Non-LGO Accounts Receivable of all Non-Stockholder Originators from (B) the sum of (1) the allowance for doubtful accounts allocated to all Non-Stockholder Originators plus (2) the accrued compensation expense relating to such uncollected Non-LGO Accounts Receivable.


                             2)    LGO Accounts Receivable. The Merger
Consideration payable to Michael J. Corey shall be reduced by an amount equal to 4% of the aggregate amount by which the uncollected LGO Accounts Receivable (determined as of that date which is 180 days after the Closing Date) exceeds the allowance for doubtful LGO Accounts Receivable as of the Closing Date. LAI shall attempt to collect all LGO Accounts Receivable in accordance with LAI's normal and customary practices.

                                    3)       Use of Excess Allowance. If, as of
the date which is 180 days after the Closing Date (i) (a) the sum of the allowance for doubtful LGO Accounts Receivable plus the accrued compensation expense relating to uncollected LGO Accounts Receivable exceeds the amount of uncollected LGO Accounts Receivable (the amount of such excess is referred to hereinafter as the "Excess LGO Allowance"), or (b) the allowance for doubtful Non-LGO Accounts Receivable exceeds the amount of uncollected Non-LGO Accounts Receivable, and (ii) the sum of the aggregate allowance for one such category of accounts receivable plus accrued compensation expense related to the uncollected accounts receivable of such category is less than the aggregate amount of such accounts receivable which are uncollected, then the excess allowance with respect to the other category of accounts receivable shall be added to the allowance with respect to the category of accounts receivable for which a shortfall exists for purposes of the calculations set forth in Sections 3(b)(ii)(B)(1), (2) and (3) hereof. The Excess LGO Allowance shall be applied first to increase the allowance for doubtful accounts allocated to the Non-Stockholder Originators to the extent necessary to eliminate any Non-Stockholders' Excess Amount and thereafter an equal portion of the remaining Excess LGO Allowance shall be applied to increase the allowance for doubtful accounts allocated to each Originating Stockholder to whom an Originating Stockholder's Excess Amount is attributable.


                                    4)       Assignment of Uncollectible
Accounts Receivable. After any reduction in Merger Consideration is effected pursuant to this Section 3(b)(ii)(B), the uncollected portion of any accounts receivable will be assigned on a pro rata basis to the Ward Howell Stockholder(s) whose Merger Consideration was reduced in connection therewith in accordance with this Section 3(b)(ii)(B). Following this assignment, LAI shall continue to attempt to collect such accounts receivable in accordance with LAI's normal and customary practices; and further reduced by

                           (C)      Costs to Obtain Certain Consents. The cost
of obtaining any consents required in order for LAI to satisfy its obligations to provide financial information regarding the Merger pursuant to Item 7 of SEC Current Report on Form 8-K and Regulation S-X.

                           (D)      Retired Partners. An amount equal to that
portion of any Merger Consideration which otherwise would have been allocated to a Retiree Stockholder (as hereinafter defined) in respect of the Bonus Shares that would have been issued to the Retiree Stockholder if there had been no retirement..

                  (iii)    Procedures for Determining Adjustment Amounts

                           (1)      ADJUSTMENTS TO CASH CONSIDERATION, LAI STOCK
AND PRINCIPAL AMOUNTS OF LAI NOTES. Any adjustment to the aggregate amount of the Merger Consideration made pursuant to this Section 3(b) shall be reflected
(A) if made at or prior to the Closing, by adjusting on a pro rata basis the aggregate Cash Consideration, the aggregate number of shares of LAI Stock (valued for this purpose at the average of the closing price of LAI Common Stock as reported by the Nasdaq Stock Market (National Market System) for the five trading days ending two days before the Closing Date (the "Fair Market Value")) and the aggregate original principal amount of the LAI Notes, or (B) if made after the Closing, by adjusting the aggregate original principal amount of the LAI Notes.

                           (2)      PRE-CLOSING DETERMINATIONS. At or prior to
the Closing, the parties shall enter into a written agreement (the "Preliminary Pricing Agreement") (A) referring to each of the adjustment items described in Sections 3(b)(i) and 3(b)(ii) and setting forth, as to each such item, a dollar amount that is identified as either a preliminary estimate or a final binding statement of the amount of such item (provided that each of the dollar amounts set forth in the Preliminary Pricing Agreement referring to adjustment items described in Section 3(b)(i) shall be a final binding statement of the amount of such items), and (B) setting forth the corresponding preliminary adjustments to be made to and a preliminary determination of the Merger Consideration. Subject to the other provisions of this Agreement, the parties shall then proceed with the Closing as if the actual final Merger Consideration were the amount preliminarily determined under the Preliminary Pricing Agreement.

                           (3)      POST-CLOSING DETERMINATIONS. As promptly as
practicable after the Closing, the parties shall enter into one or more written agreements (the "Final Pricing Agreements") (A) collectively referring to each of the adjustment items described in Section 3(b)(ii) not finally agreed to pursuant to the Preliminary Pricing Agreement and setting forth, as to each such item, a dollar amount identified as the final binding statement of the amount of such item, and (B) setting forth the corresponding adjustments to be made to the Merger Consideration. Subject to the other provisions of this Agreement, the Merger Consideration shall then be adjusted as provided above.

                           (4)      RESOLUTION OF PRICING DISPUTES. At any time
on or after the date thirty (30) days after the Effective Time, (but, as to wholly or partially uncollectible account receivable of Ward Howell referred to in Section 3(b)(ii)(D), not before the date 210 days after the Closing Date), any party to this Agreement may assert the existence of a dispute as to the determination of the amount of any adjustment item described in Section 3(b)(ii) not then already finally agreed to pursuant to the Preliminary Pricing Agreement or a Final Pricing Agreement, and such party may thereupon submit such dispute and the determination of such amount to binding arbitration in accordance with the provisions of Section 12(b).

                           (5)      REDUCTIONS IN MERGER CONSIDERATION. The
Merger Consideration payable to the LGO Stockholders shall not be reduced pursuant to Section 3(b) except as expressly set forth in Section 3(b)(ii)(B)2).

                  (iv) Risk of Market Fluctuations; No Other Adjustments. Ward Howell and the Ward Howell Stockholders understand that the LAI Common Stock is publicly traded on Nasdaq and that the market price of such stock may increase or decrease from time to time. Ward Howell and the Ward Howell Stockholders acknowledge that the number of shares of LAI Stock to be received by the Ward Howell Stockholders as part of the Merger Consideration pursuant to the consummation of the Merger has been fixed at the time of execution of this Agreement, is subject to adjustment only as specifically provided in this Agreement, and that no other adjustments to the number of shares of LAI Common Stock to be received by the Ward Howell Stockholders as part of the Merger Consideration will be made as a result of market fluctuations or otherwise.

         (C) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, and except as provided in this paragraph, each Dissenting Share (as hereinafter defined) shall not be converted into or be exchangeable for the right to receive any portion of the Merger Consideration, but instead shall be converted into the right to receive payment with respect thereto in accordance with the provisions of Sections 33-855 through 33-872 of the Connecticut Business Corporation Act (the "Connecticut Dissenters' Rights Law"); provided, however, that if, at any time after the Effective Time, the owner of record of such Dissenting Share (a "Dissenting Stockholder"), without having received any payment under or pursuant to the Connecticut Dissenters' Rights Law, shall have failed to perfect or shall have effectively withdrawn or lost such person's right to obtain payment of the fair value of such Dissenting Share under Connecticut Dissenters' Rights Law, then such Dissenting Share shall be treated as if it were not a Dissenting Share and as if it had been converted at the Effective Time into the right to receive the applicable percentage of the Merger

Consideration, but with no interest thereon except as provided for under the LAI Notes. "Dissenting Share" means a share of Ward Howell Common Stock, issued and outstanding immediately prior to the Effective Time, owned of record by a person who has not voted such share in favor of the Merger and who has delivered, within the time and in the manner provided by Connecticut Dissenters' Rights Law, a written demand for payment of the fair value of such share in accordance with the Connecticut Dissenters' Rights Law and other applicable provisions of Connecticut Corporate Law. Each Dissenting Stockholder that becomes entitled, pursuant to the Connecticut Dissenters' Rights Law, to payment for any Dissenting Shares shall receive payment therefor from LAI (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Connecticut Dissenters' Rights Law) and all of the Dissenting Shares shall be canceled. Ward Howell shall not, except with the prior written consent of LAI, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment for or with respect to any Dissenting Shares (or shares that would be Dissenting Shares but for the Effective Time then not yet having occurred).

         (D) ANTI-DILUTION PROVISIONS. In the event that LAI changes the number of shares of LAI Common Stock issued and outstanding after the date of this Agreement but prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or other similar transaction and the record or effective date thereof shall be prior to the Effective Time, the number of shares (and, if appropriate) classification of the shares of capital stock of LAI included in the Merger Consideration shall be correspondingly adjusted so as to prevent any dilutive effect to the holders of Ward Howell Common Stock issued and outstanding immediately prior to the Effective Time.

         (E) FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each Ward Howell Stockholder who would otherwise have been entitled to receive a fraction of a share of LAI Common Stock pursuant to the Merger (after taking into account all certificates delivered by such Ward Howell Stockholder) shall instead be entitled to receive, in lieu thereof, cash (without any interest thereon) in an amount equal to such fraction multiplied by the Fair Market Value of LAI Common Stock; and, no person will be entitled to dividends, voting rights or any other rights with respect to any such fractional share of LAI Common Stock except as provided in this paragraph.

4.       PROCEDURE FOR PAYMENT OF MERGER CONSIDERATION.

         (A) EXCHANGE PROCEDURES. At Closing immediately after the Effective Time, each Ward Howell Stockholder as of the Effective Time (other than Dissenting Stockholders) shall surrender the certificate or certificates representing the shares of Ward Howell Common Stock owned by such person, duly endorsed, to LAI, and shall receive in exchange therefor such person's pro rata share of the Merger Consideration. The Ward Howell Common Stock certificates so surrendered shall forthwith be canceled. LAI shall not be obligated to deliver the Merger Consideration to any Ward Howell Stockholder until such Ward Howell Stockholder surrenders such stockholder's certificate or certificates representing shares of Ward Howell Common Stock for exchange as provided herein. No certificate for LAI Stock, no LAI Note and no check representing the Cash Consideration or cash in lieu of fractional shares and/or declared but unpaid dividends or distributions shall be issued in a name other than that in which the certificate surrendered for exchange is issued.

         (B) RIGHTS OF WARD HOWELL STOCKHOLDERS. Until surrendered for exchange in accordance with this Agreement, each certificate representing shares of Ward Howell Common Stock (other than Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive a pro rata share of the Merger Consideration as set forth in this Agreement (without any interest thereon). Whenever a dividend or other distribution is declared by LAI on LAI Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of LAI Common Stock at or subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Ward Howell Common Stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in this Agreement, promptly after which time all such dividends or distributions shall be paid (without any interest thereon).


5.       REPRESENTATIONS AND WARRANTIES OF WARD HOWELL.

         Ward Howell and each Ward Howell Stockholder does hereby represent and warrant to LAI and MergerSub as follows:

         (A) ORGANIZATION, STANDING, AND POWER. Ward Howell is a corporation duly organized, validly existing, and in good standing under the laws of the State of Connecticut, and has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Ward Howell is qualified or licensed to do business as a foreign corporation in each other jurisdiction in which Ward Howell is required to be so qualified or licensed, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect on Ward Howell. Ward Howell has provided to LAI true, complete, and correct copies of the Certificate of Incorporation and Bylaws of Ward Howell, in each case as in effect on the date of this Agreement.

         (B) AUTHORITY. Ward Howell has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Ward Howell and the consummation by Ward Howell of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Ward Howell. The affirmative vote of the holders of two-thirds of the outstanding shares of Ward Howell Common Stock is the only vote required of Ward Howell's capital stock necessary in connection with the consummation of the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Ward Howell and, assuming due authorization, execution and delivery by LAI and MergerSub, constitutes a legal, valid and binding obligation of Ward Howell enforceable against Ward Howell in accordance with its terms (except in all cases to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

         (C) CORPORATE APPROVAL. At a meeting duly called and held, the Board of Directors of Ward Howell has (i) approved and adopted this Agreement and the transactions contemplated hereby, and (ii) recommended approval and adoption of this Agreement to the Ward Howell Stockholders. Further, at a meeting duly called and held, the Ward Howell Stockholders have approved and adopted this Agreement and the transactions contemplated thereby.

         (D) NO CONFLICT. Neither the execution and delivery of this Agreement by Ward Howell, nor the consummation by Ward Howell of the transactions contemplated hereby, nor compliance by Ward Howell with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Ward Howell, (ii) violate, conflict with or constitute or result in a breach of any term, condition or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or, except as set forth on Exhibit 5(d) hereto, require a Consent pursuant to, or result in the creation of any claim, lien, pledge, security interest, charge or other encumbrance of any kind whatsoever ("Lien") upon any assets or properties of Ward Howell pursuant to any of the terms, provisions or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan or other instrument or obligation to which Ward Howell is a party, or by which any of its assets or properties may be bound or affected, except for such violations, conflicts, breaches, defaults, creation of Liens or failure to obtain such a Consent that would not, individually or in the aggregate, have a Material Adverse Effect on Ward Howell or the Surviving Corporation or materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals and Consents referred to in this Agreement, conflict with or violate any judgment, order, writ, injunction, decree or Law applicable to Ward Howell or any of its assets or properties, which conflict or violation, individually or in the aggregate, would have a Material Adverse Effect on Ward Howell.

         (E) CONSENTS REQUIRED. Other than as listed on Exhibit 5(e) hereto, no notice to, registration, declaration or filing with, order, authorization or Permit of, exemption or waiver by, Consent of or any action by any Regulatory Authority is necessary or required as a condition to the execution and delivery of this Agreement by Ward Howell or the consummation by Ward Howell of the Merger and the other transactions contemplated hereby, other than such notices, registrations, declarations or filings which, if not made or obtained, would not have, individually or in the aggregate, a Material Adverse Effect on Ward Howell or the Surviving Corporation.

         (F)      CAPITALIZATION.

                  (i) General. The authorized capital stock of Ward Howell consists of 10,000 shares of Ward Howell Common Stock, $1.00 par value per share, of which 4481.1604 shares are issued and outstanding and owned of record by the Ward Howell Stockholders as reflected on Exhibit 5(f) hereto. Ward Howell does not hold any shares of Ward Howell Common Stock as treasury stock. All of the issued and outstanding shares of Ward Howell Common Stock are duly and validly issued, fully paid and nonassessable. No preemptive rights exist or have at any time existed with respect to the Ward Howell Common Stock, and none of the outstanding shares of Ward Howell Common Stock has been issued in violation of any preemptive rights. No shares of Ward

Howell Common Stock are issuable pursuant to any options, warrants or other outstanding rights to purchase shares of Ward Howell Common Stock.

                  (ii) No Other Securities Outstanding. Except as set forth in the preceding paragraph, there are no shares of capital stock or other voting or equity securities of Ward Howell outstanding and Ward Howell has not granted and there are not outstanding any options, warrants, scrip, rights to subscribe to or acquire, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Ward Howell or any contracts, commitments, undertakings or other arrangements of any kind to which Ward Howell is a party or by which Ward Howell may be bound to issue, deliver or sell additional shares of its capital stock or other voting securities of Ward Howell, or any options, warrants, scrip or rights to purchase or acquire any additional shares of its capital stock. Except as described on Exhibit 5(f), there are no outstanding obligations of Ward Howell to repurchase, redeem or otherwise acquire any shares of the capital stock of Ward Howell.

                  (iii) Compliance with Law. All shares of capital stock of Ward Howell and all options, warrants, scrip or rights to purchase or acquire any additional shares of Ward Howell capital stock have at all times been offered or issued in accordance with all applicable state and federal securities laws.

         (G) NO SUBSIDIARIES. Except as set forth on Exhibit 5(g) hereto, Ward Howell does not have any wholly or partially owned subsidiary and does not own any equity or voting interest in any other entity.

         (H) FINANCIAL STATEMENTS. Exhibit 5(h) sets forth copies of Ward Howell's unaudited financial statements (including related notes and schedules, if any) as of and for the nine months ended September 30, 1996 and September 30, 1997, and copies of its audited financial statements (including related notes and schedules, if any) for each of the four years ended December 31, 1994, 1995, 1996 and 1997 (collectively, the "Ward Howell Financial Statements"). The Ward Howell Financial Statements have been prepared in accordance with GAAP, and all audited Ward Howell Financial Statements are accompanied by the unqualified audit opinion of KPMG Peat Marwick and all related management letters. Each of the Ward Howell Financial Statements, including, in each case, any related notes: (1) is true, complete, and correct in all material respects as of its respective date, (2) is in accordance with and supported by and consistent with the books and records of Ward Howell, including a general ledger and detailed trial balances, which books and records have been made available to LAI and which have been maintained in accordance with good business practices and (3) presents fairly the financial position and the results of operations, changes in stockholders' equity, and statements of cash flows of Ward Howell as of the dates and for the periods indicated.

         (I)      ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
Exhibit 5(i) hereto, since December 31, 1997: (i) Ward Howell has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practices, (ii) there have been no events, changes, developments or occurrences that have had, or that would have, individually or in the aggregate, a Material Adverse Effect on Ward Howell, and (iii) Ward Howell has not taken any action, or failed to take any action (whether or not in the ordinary course and consistent with past practices), prior to the date of this Agreement, which action or failure, if taken after the date of this

Agreement, would represent or result in a material breach or violation of the covenants and agreements of Ward Howell set forth in this Agreement.

         (J) NO UNDISCLOSED LIABILITIES. Except as disclosed in Exhibit 5(j) hereto, Ward Howell does not have any material obligations or liabilities, and has not incurred or paid any obligation or liability (contingent or otherwise, and whether accrued or reserved), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such obligation or liability, except obligations and liabilities (i) which are fully accrued or reserved against in the Ward Howell Financial Statements,
(ii) obligations to perform services under the engagement letters identified on
Exhibit 5(o), or (iii) which were fully incurred or paid after December 31, 1997 in the ordinary course of business consistent with past practices and which in the aggregate will not have a Material Adverse Effect on Ward Howell or the Surviving Corporation.

         (K)      TAX MATTERS.

                  (i) Returns. Except as disclosed in Exhibit 5(k) hereof, all Tax Returns required to be filed by or on behalf of Ward Howell have been timely filed, or requests for extensions have been timely filed, granted and have not expired; all such Tax Returns filed are true, complete and accurate in all material respects; and, all Taxes shown to be due on such Tax Returns have been timely paid by Ward Howell. There is no audit examination, deficiency or refund litigation or matter in controversy in which Ward Howell has been joined as a party with respect to any Taxes, except as reserved against in the Ward Howell Financial Statements or as disclosed in the Exhibits hereto. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation have been paid, accrued or provided for.

                  (ii) No Extension or Waiver. Ward Howell has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due which extension or waiver is currently in effect.

                  (iii) Provision for Taxes Due. Adequate provision for any Taxes due or to become due for Ward Howell for any period or periods through December 31, 1997 has been made and is reflected on the December 31, 1997 financial statements included in the Ward Howell Financial Statements.

                  (iv) Deferred Taxes. Deferred Taxes of Ward Howell have been provided for in the Ward Howell Financial Statements in accordance with GAAP.

                  (v) Withholding. All Taxes that Ward Howell is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper Regulatory Authority or are held by Ward Howell pending such payment, except for such failures which are not, individually or in the aggregate, material in amount. Ward Howell is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions which would not have, individually or in the aggregate, a Material Adverse Effect on Ward Howell.

                  (vi) No Tax Liens. There are no Liens with respect to Taxes upon any of the material assets or properties of Ward Howell.

                  (vii) Tax Elections. All material elections with respect to Taxes affecting Ward Howell as of the date of this Agreement have been timely made. After the date hereof, no election with respect to Taxes will be made without the prior written consent of LAI, which consent will not be unreasonably withheld.

                  (viii) Stock Sale; No Section 338(h)(10) Election. The parties agree that the Merger shall be treated as a sale of stock for federal income tax purposes. Neither Ward Howell nor the Ward Howell Stockholders shall make an election pursuant to Section 338(h)(10) of the Internal Revenue Code.

         (L) ASSETS. A true, complete and correct list of all real property owned or leased by Ward Howell is set forth on Exhibit 5(l) hereto. Except as set forth on Exhibit 5(l), Ward Howell has good, valid and marketable title to all of its assets and properties, whether tangible or intangible, real, personal or mixed, free and clear of all Liens, mortgages, conditional and installment sale agreements and secondary interests, of any kind whatsoever, except for Liens for current taxes and assessments not yet due and payable and except for Liens, mortgages, conditional and installment sale agreements and secondary interests which in each case do not involve an unpaid balance of $5,000 or more. All leasehold interests and all fixtures, equipment and other assets and properties that are material or necessary to the business of Ward Howell held under leases or subleases by Ward Howell are held under valid instruments generally enforceable in accordance with their respective terms, and each such instrument is in full force and effect. Substantially all of the equipment and other assets regularly used in the business of Ward Howell is in good and serviceable condition, reasonable wear and tear excepted.

         (M) LAKE GENEVA OFFICE. The HCC Merger (as hereinafter defined), when consummated prior to the Effective Time of the Merger, will operate to terminate all of the rights and obligations of the parties under that certain Letter Agreement dated June 21, 1995 regarding the Combination of Operations between Ward Howell and CSG International, Inc., Michael J. Corey and Patrick M. Corey (the "LGO Letter Agreement") as of the Effective Time . Without limiting any other representation and warranty herein regarding the assets of Ward Howell, as of the Effective Time all assets associated with the Lake Geneva Office, including without limitation all client lists, customer lists, accounts receivable and the proceeds thereof, will be the sole property of Ward Howell or its wholly-owned subsidiary, free and clear of all Liens, encumbrances or claims of any other party, including without limitation Michael J. Corey, Patrick M. Corey, and Howell-Corey Consulting, Ltd. a Delaware corporation (formerly operating under the assumed name CSG International, Inc.). It shall be specifically understood that all references herein to Ward Howell and to the Ward Howell Stockholders includes the LGO and any Ward Howell Stockholders affiliated with the LGO.

         (N) CONDUCT OF BUSINESS. The business of Ward Howell has been conducted in all material respects in compliance with the AESC Code of Ethics and other standards applicable to executive search firms.

         (O) CLIENT LIST; ENGAGEMENT LETTERS. Exhibit 5(o) hereto lists all of the existing clients of Ward Howell. True and correct copies of all engagement letters of Ward Howell for searches which are in progress as of the date of this Agreement have been delivered to LAI prior to the execution of this Agreement. True and correct copies of all engagement letters of Ward Howell for searches entered into after the date of this Agreement and prior to the Closing Date will be delivered to LAI prior to the Closing Date. Except as set forth on
Exhibit 5(o), each such engagement letter is in full force and effect; all amounts due to date with respect to such engagement letters have been paid; no party is in default thereunder; and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition would become a default by any party under such agreement. Ward Howell is not in violation of any of the material terms or conditions under any of such engagement letters, all of the material covenants required to have been performed by any party to such engagement letters through the date hereof have been performed in all material respects in accordance with past practices, and all of the material covenants required to be performed as of the Closing Date by any party to such engagement letters will have been performed in all material respects in accordance with past practices. Except as set forth on Exhibit 5(o), all searches have been billed by Ward Howell in accordance with the terms of the engagement letters. Ward Howell will take all reasonable and necessary steps to ensure that a good relationship is maintained with each of its clients between the date of this Agreement and the Effective Date, whether or not listed on Exhibit 5(o) hereto, and will also take all reasonable and necessary steps to encourage its clients to continue doing business with the Surviving Corporation and LAI after the Closing Date. Since December 31, 1997, and except in the ordinary course of business and as in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Ward Howell or the Surviving Corporation, there has been no termination, cancellation, limitation, modification or change in Ward Howell's business relationship with any client.

         (P) ACCOUNTS RECEIVABLE. All accounts receivable of Ward Howell shown on the Ward Howell Financial Statements represent services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the applicable client or customer requirements and any terms and provisions contained in any applicable client contracts or engagement letters and any documents related thereto. The accounts receivable outstanding reflected on the Ward Howell Financial Statements are collectible in full, net of (i) any reserves shown on the December 31, 1997 Ward Howell Financial Statements, plus (ii) accrued compensation expense relating to such accounts receivable reflected on the December 31, 1997 Ward Howell Financial Statements.
Exhibit 5(p) hereto details the accrued compensation expense relating to such accounts receivable as of January 31, 1998, including the name of each person to whom such accrued compensation expense relates and the amount payable to such person. Such information will be updated and provided to LAI as of the Closing Date. There are no setoffs, counterclaims or disputes asserted against, and no discounts or allowances from, the accounts receivable other than in amounts which, in the aggregate, are not in excess of the amounts thereof reserved against in the Ward Howell Financial Statements, nor on the Closing Date will there be any such setoffs, counterclaims, and disputes asserted against, or discounts or allowances from, the accounts receivable in amounts which, in the aggregate, are in excess of the amounts reserved.

         (Q) INSURANCE. Set forth on Exhibit 5(q) hereto is a true, complete, and correct list of all insurance policies maintained by Ward Howell, including professional malpractice, life, casualty, fire, general liability, employers' liability, workers' compensation, title, directors' and officers' liability, credit, fidelity, business interruption, errors and omissions and all other forms of insurance, in each case indicating the name of the insurer, and the amount, scope, and coverage of such policies (including the effective dates of the policy, deductibles, and any aggregate limits). All material policies are in full force and effect, and with respect to all policies, all premiums payable with respect to all periods up to and including the date of Closing have been, or will be, fully paid. Ward Howell has not received any notice from any insurance carrier or otherwise that: (i) such insurance will be canceled or terminated or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed on Exhibit 5(q) hereto, there are no claims pending under such policies of insurance and no notices have been given by Ward Howell under such polices.

         (R)      ENVIRONMENTAL MATTERS.

                  (i) Compliance. Except as disclosed Exhibit 5(r) hereto, to the actual knowledge of Ward Howell's Executive Committee members, Chief Executive Officer and Chief Financial Officer without any duty to investigate, there have been no releases of Hazardous Material in violation of any Environmental Law in, on, under or affecting any current or previously owned or leased real properties of Ward Howell, and Ward Howell has not released into the environment any Hazardous Materials in violation of any Environmental Law in, on, under or affecting any current or previously owned or leased real properties of Ward Howell.

                  (ii) No Proceedings. To the Knowledge of Ward Howell, there is no suit, claim, action or proceeding pending or threatened before any Regulatory Authority or other forum in which Ward Howell has been named as a defendant or a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment by Ward Howell of any Hazardous Material in violation of applicable Environmental Law, whether or not occurring at, on, under or involving a site owned, leased or operated by Ward Howell. To the Knowledge of Ward Howell, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to the actual knowledge of Ward Howell's Executive Committee members and Chief Executive Officer and Chief Financial Officer, without any duty to investigate, threatened, by any Regulatory Authority or other person relating to any violation of any Environmental Law by Ward Howell.

                  (iii) Environmental Audits. Ward Howell has not heretofore engaged or retained any person to conduct, and does not have in its possession any document relating to, any environmental audit, assessment or study with respect to any real property currently or previously owned or leased by Ward Howell.

         (S)      COMPLIANCE WITH LAWS; NO VIOLATIONS.

                  (i) Permits. Ward Howell has in effect and holds all Permits necessary for it to own, lease, and operate its assets and properties and to carry on its business as now conducted, except in cases where the failure to hold such Permits would not, in the aggregate, have a Material Adverse Effect on Ward Howell.

                  (ii) No Conflict. Except as set forth on Exhibit 5(s)(ii) hereto, Ward Howell is not in conflict with, or in default under or in violation of, (A) its Articles of Incorporation, Bylaws or comparable organizational documents, or (B) any Law, Permit, order, judgment, writ, injunction or decree applicable to its businesses or to its employees conducting such business or by which its assets or properties are bound or affected, except conflicts, defaults or violations which would not have a Material Adverse Effect on Ward Howell.

         (T) EMPLOYEES. To the Knowledge of Ward Howell, no executive, key employee or group of employees has any plans to terminate employment with Ward Howell. Exhibit 5(t) hereto identifies the parties to, amount and general terms of each Ward Howell Insider Loan. "Ward Howell Insider Loan" means any indebtedness, loan, advance, monetary obligation or credit, or any oral or written arrangement pursuant to which any amount is outstanding, owed, accrued or to be accrued, from Ward Howell to any employee of Ward Howell or any Ward Howell Stockholder, or from any employee of Ward Howell or any Ward Howell Stockholder to Ward Howell. All Ward Howell Insider Loans shall have been paid in full prior to the Effective Time, without the necessity of incurring any other indebtedness.

         (U) LABOR MATTERS. Ward Howell is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization, nor has Ward Howell been joined as a party in any action, suit, claim or proceeding asserting that Ward Howell has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Ward Howell to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other labor dispute involving Ward Howell pending or, to the Knowledge of Ward Howell, threatened. To the Knowledge of Ward Howell, there is no activity involving employees of Ward Howell seeking to certify a collective bargaining unit or engaging in any other organizing activity. Except as set forth on Exhibit 5(u) hereto, no material employment related dispute, arbitration, action, suit, claim or proceeding is pending or, to the Knowledge of Ward Howell, threatened.

         (V)      EMPLOYEE BENEFIT PLANS.

                  (i) General. Ward Howell has delivered to LAI, prior to the execution of this Agreement, true, complete and correct copies of, and financial data with respect to, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other material written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including all "employee benefit plans" (as that term is defined in Section 3(3) of ERISA) currently adopted, maintained by, sponsored in whole or in part by or contributed to by Ward Howell or any Affiliate thereof for the benefit of Ward Howell's employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate (collectively, the "Ward Howell Benefit Plans"). Any of the Ward Howell Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "Ward Howell ERISA Plan." No Ward Howell Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. Ward Howell does not have any ERISA Plans which are a "defined benefit pension plan" (as defined in Section 4140 of the Internal Revenue Code). No Ward Howell Benefit Plan provides death or medical benefits (whether or not insured) to any individual beyond their retirement or other termination of service, other than
(i) coverage mandated under applicable Law, including but not limited to the continuation of group health plan coverage requirements of Section 4980B of the Internal Revenue Code and ERISA Section 601 et seq. (ii) death benefits or retirement benefits under any "employee pension plan" (as that term is defined in Section 3(2) of ERISA), or (iii) benefits the full cost of which is borne by current or former employee (or his or her beneficiary). A true, complete, and correct list of all Ward Howell Benefit Plans is set forth on Exhibit 5(v)(i) hereto.

                  (ii) Compliance with Law. All Ward Howell Benefit Plans are and at all times have been in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which would be reasonably likely to have a Material Adverse Effect on Ward Howell or the Surviving Corporation.

                  (iii)    No Extraordinary Benefit. Except as disclosed on
Exhibit 5(v)(iii) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or golden parachute payments) becoming due to any director or any employee of Ward Howell from Ward Howell under any Ward Howell Benefit Plan or otherwise, except as may result from the payment of unemployment insurance premiums or similar payments required by applicable Law as a result of the termination of the employment of one or more employees of Ward Howell, (B) increase any benefits otherwise payable under any Ward Howell Benefit Plan, or (C) result in any acceleration of the time of payment or vesting of any such benefits.

                  (iv) Termination of Profit Sharing Plan. Ward Howell will adopt appropriate resolutions of its Board of Directors terminating the Ward Howell International, Inc. Profit Sharing Plan (the "Profit Sharing Plan") and will take all other steps necessary to terminate the Profit Sharing Plan immediately prior to the Effective Time.

         (W) COMMITMENTS AND CONTRACTS. Except as disclosed on Exhibit 5(w) hereto, Ward Howell is not a party or subject to any of the following (whether written or oral, expressed or implied): (i) any employment, severance, termination, consulting or retirement agreement, contract, arrangement or understanding or other obligation or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, (ii) any contract, agreement, arrangement or other instrument containing noncompetition covenants which limits the ability of Ward Howell to compete in any line of business or which involves any restriction of the geographical area in which Ward Howell or any of its affiliates may carry on their business, (iii) any agreement, contract or other instrument or commitment relating to the borrowing of money by Ward Howell or the guarantee by Ward Howell of any such obligation, (iv) any agreement, contract, personal property or equipment lease or other document or instrument requiring payments in excess of $25,000 or which cannot be terminated in less than one year without violation of its terms and without cost to Ward Howell, and (v) any other agreement, contract, lease, commitment or other instrument or understanding or amendment thereto as of the date of this Agreement material to the assets, business, conditions or prospects of Ward Howell or not made in the ordinary course of business to which Ward Howell is a party or by which it is bound (all of the foregoing collectively referred to as the "Ward Howell Contracts").

         (X) MATERIAL CONTRACT DEFAULTS. Except as set forth on Exhibit 5(x) hereto, Ward Howell is not, and Ward Howell has not received any notice and does not have any Knowledge that any other party is, in default in any material respect under any Ward Howell Contract, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect on Ward Howell; and, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Each Ward Howell Contract, except as disclosed on Exhibit 5(x) hereto: (i) is in full force and effect, and (ii) Ward Howell has not repudiated or knowingly waived any material provision thereof. All of the indebtedness of Ward Howell for money borrowed may be prepaid at any time by Ward Howell without a penalty or premium.

         (Y) LEGAL PROCEEDINGS. Except as disclosed on Exhibit 5(y) hereto, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of Ward Howell, threatened against Ward Howell, or against any asset, property, employee benefit plan, interest or right of any of them, that would have, individually or in the aggregate, a Material Adverse Effect on Ward Howell or that would reasonably be expected to materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement. Except as disclosed on Exhibit 5(y) hereto, Ward Howell is not a party to any agreement, contract or other instrument or subject to any restriction under its Articles of Incorporation or Bylaws, or to any other corporate restriction, nor is there any judgment, order, writ, injunction or decree of any Regulatory Authority or arbitrator that would have, individually or in the aggregate, a Material Adverse Effect on Ward Howell or that would reasonably be expected to materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement. Exhibit 5(y) includes a summary report of all actions, suits or proceedings as of the date of this Agreement to which Ward Howell is a party and which names Ward Howell as a defendant or a cross-defendant, and where the estimated maximum exposure is $15,000 or more.

         (Z) INTELLECTUAL PROPERTY. Ward Howell owns or possesses all material licenses or other rights necessary to use all material software, computer programs, trade secrets, trademarks, trademark rights, copyrights, service marks, service names, trade names, proprietary processes, patents, inventions or similar rights, or applications for any of the foregoing (collectively, the "Intellectual Property"), which are necessary to operate or conduct the business of Ward Howell, free and clear of any Lien and without infringing upon or otherwise acting adversely to the Intellectual Property rights of any other person, except for those Intellectual Property rights as to which the absence of ownership rights or existence of infringement would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Ward Howell. Ward Howell has not received notice claiming that it is infringing upon or otherwise acting adversely to any

Intellectual Property of any other person. Ward Howell has entered into the License Agreements set forth on Exhibit 5(z) (the "License Agreements") with respect to the service marks "Ward Howell" and "Ward Howell International"; provided, however, that the License Agreements can be terminated without cost to Ward Howell upon one year's written notice, except the License Agreement with Ward Howell International Group, Inc., which can be terminated without cost to Ward Howell upon two year's written notice. The License Agreements are the only agreements pursuant to which Ward Howell has licensed any of its Intellectual Property which exists as of the date hereof or which will exist as of the Closing Date.

         (AA) BROKERS AND FINDERS. Except for Coopers & Lybrand Securities ("Coopers"), no broker or finder has acted directly or indirectly for Ward Howell in connection with this Agreement or the transactions contemplated hereby.

         (BB) WARD HOWELL STOCKHOLDER MERGER MATERIALS; OTHER INFORMATION. None of the information supplied or to be supplied by Ward Howell in (i) the Ward Howell Stockholder Merger Materials or (ii) any document to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed and, with respect to the Ward Howell Stockholder Merger Materials, when such materials are delivered to the Ward Howell Stockholders, contain any untrue statement of or be false or misleading with respect to a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading. All documents that Ward Howell is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the provisions of applicable Law, including applicable provisions of the Securities Laws.

         (CC) CONDUCT OF BUSINESS BY WARD HOWELL SINCE DATE OF FINANCIAL STATEMENTS. Since December 31, 1997, except as LAI may have consented to in writing or as otherwise expressly contemplated by this Agreement, Ward Howell has (i) operated its business only in the usual, regular and ordinary course consistent with past practice, (ii) used its reasonable commercial efforts to maintain and preserve intact its business organization, assets and properties and maintain its rights and franchises, (iii) used its reasonable efforts to maintain its current employee, client and other advantageous business relationships and retain the services of its officers and key employees

         (DD) FORBEARANCE FROM CERTAIN ACTIONS BY WARD HOWELL SINCE DATE OF FINANCIAL STATEMENTS. Since December 31, 1997, and except as LAI may have consented to in writing or as otherwise expressly contemplated by this Agreement, Ward Howell has not:

                  (i) Incurred Additional Indebtedness. (A) Incurred any additional indebtedness or other obligation for borrowed money, (B) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any person, or (C) imposed, or suffered the imposition, on any material asset or property of Ward Howell of any Lien, or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and any Liens in effect as of the date hereof that are disclosed in the Exhibits to this Agreement), or (D) or made any loan or advance which would be reasonably likely to have a Material Adverse Effect on Ward Howell or the Surviving Corporation; or

                  (ii) Modified Any Indebtedness. Cancelled, released or assigned any indebtedness to any person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts, agreements or other instruments in force at the date of this Agreement; or

                  (iii) Issued Securities. Issued, sold, pledged, encumbered, authorized the issuance of, entered into any contract, agreement or other instrument to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Ward Howell Common Stock or any other capital stock of Ward Howell (or permitted the exercise of any option, warrant or other right requiring the issuance of any securities by Ward Howell), or any stock appreciation, option, warrant or conversion or other right to acquire any such stock or any security convertible into any such stock; or

                  (iv) Repurchased Securities, Etc. Repurchased, redeemed or otherwise acquired or exchanged, directly or indirectly, any shares, or any securities convertible into any shares, of Ward Howell Common Stock; or

                  (v) Declared or Paid Dividends. Made, declared or paid any dividend or made any other distribution with respect to shares of Ward Howell Common Stock, whether payable in cash, stock or property, including but not limited to any excess profit distribution; or

                  (vi) Adjusted Capitalization. Except in connection with the Pre-Closing Transactions (as hereinafter defined), adjusted, split, combined or reclassified any capital stock of Ward Howell or authorized the issuance of any other securities with respect to or in substitution for shares of Ward Howell Common Stock; or

                  (vii) Disposition of Assets. Sold, transferred, leased, mortgaged or otherwise disposed of or encumbered any property or asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (viii) Made Investments. Purchased any securities or made any material investment, either by purchase of stock or securities, contribution to capital, asset transfer or purchase of any assets or property, in any person, or otherwise acquired direct or indirect control over any person, except for transactions in the ordinary course of business consistent with past practice; or

                  (ix) Modified Employment Relationships. Entered into or amended any employment agreement, relationship or similar contract or other instrument, whether written or oral; or

                  (x) Modified Employee Benefits. Adopted any new employee benefit plan or similar arrangement, or made any material change in or to any existing Ward Howell Benefit Plan unless necessary or advisable to maintain the Tax qualified status of any such plan or to accelerate vesting of employer contributions under any profit sharing plans; or

                  (xi) Modified Tax or Accounting Procedures. Made any significant change in any Tax or accounting methods or procedures or in any systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

                  (xii) Entered Into Litigation. Commenced any action, suit, proceeding or litigation, other than in accordance with past practice, or settled any action, suit, proceeding or litigation involving any liability of Ward Howell for material money damages or material restrictions upon the operations of Ward Howell; or

                  (xiii) Modified or Terminated Contracts. Except in the ordinary course of business consistent with past practice, modified, amended or terminated any material contract, agreement or other instrument, other than renewals without material adverse change of terms, or waived, released, compromised or assigned any material rights or claims; or

                  (xiv) Unusual Expenditures. Made any expenditure in excess of $10,000, other than in the ordinary course of business and professional fees payable in connection with the transactions contemplated by this Agreement; or

                  (xv) Agreed to Take Prohibited Action. Agreed to, or made any commitment to, take any of the actions referred to in this Section 5(dd).

         (EE) AFFILIATE TRANSACTIONS. Other than as set forth on Exhibit 5(ee) hereto, Ward Howell has not entered into any contract or arrangement, whether written or oral, with a Ward Howell Stockholder or other Affiliate of Ward Howell which involves the payment of more than $10,000 by Ward Howell or which cannot be terminated within one year with no cost to Ward Howell.

         (FF) WARD HOWELL RUSSIA, INC.. Ward Howell has no liability to any third party, including but not limited to any joint ventures partners, with respect to its investment in or involvement with Ward Howell Russia, Inc. or its ownership of the shares of Ward Howell International Holdings, Ltd. (Cyprus).

6.       REPRESENTATIONS AND WARRANTIES OF LAI.

         LAI and MergerSub do hereby represent and warrant to Ward Howell and to the Ward Howell Stockholders as follows:

         (A) ORGANIZATION, STANDING, AND POWER. LAI is a corporation duly organized, validly existing, and of active status under the laws of the State of Florida, MergerSub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Connecticut, and each has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. LAI is qualified or licensed to do business as a foreign corporation in each other jurisdiction in which LAI is required to be so qualified or licensed. LAI has provided to Ward Howell true, complete, and correct copies of the Articles of Incorporation and Bylaws of LAI and the Certificate of Incorporation and Bylaws of MergerSub, in each case as in effect on the date of this Agreement.

         (B) AUTHORITY. Each of LAI and MergerSub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by LAI and MergerSub and the consummation by LAI and MergerSub of the transactions contemplated hereby, including the issuance of the LAI Stock and the LAI Notes, have been duly and validly authorized by all necessary corporate action in respect thereof. This Agreement has been duly executed and delivered by LAI and MergerSub and (assuming due authorization, execution and delivery by Ward Howell and the Ward Howell Stockholders), constitutes a legal, valid and binding obligation of LAI and MergerSub enforceable against each of them in accordance with its terms (except in all cases to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought). When the LAI Stock has been issued as provided for in this Agreement and the Certificate of Merger, such shares will be validly issued, fully paid and nonassessable, free and clear of any Liens or other restrictions whatsoever except as contemplated by this Agreement or imposed by applicable Law or by act of the recipient of such shares. When the LAI Notes have been issued as provided for in this Agreement, such promissory notes will be free and clear of any Liens or other restrictions whatsoever except as contemplated by this Agreement or imposed by applicable Law or by act of the recipient of any such promissory note, and each LAI Note will constitute a legal, valid and binding obligation of LAI enforceable against LAI in accordance with its terms (except in all cases to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

         (C) CORPORATE APPROVAL. At a meeting duly called and held, the respective Boards of Directors of LAI and MergerSub have (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of their respective stockholders, and (B) approved and adopted this Agreement and the transactions contemplated hereby.

         (D) NO CONFLICT. Other than as set forth on Exhibit 6(d), neither the execution and delivery of this Agreement by LAI and MergerSub, nor the consummation by them of the transactions contemplated hereby, nor compliance by them with any of the terms or provisions hereof, will (i) conflict with or violate any provision of their Articles or Certificate of Incorporation or Bylaws, (ii) violate, conflict with or constitute or result in a breach of any term, condition or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or require a Consent pursuant to, or result in the creation of any Lien upon any assets or properties of LAI or MergerSub pursuant to any of the terms, provisions or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan or other instrument or obligation to which either of them is a party, or by which any of their respective assets or properties may be bound or affected, except for such violations, conflicts, breaches, defaults, creation of Liens or failure to obtain such a Consent that would not, individually or in the aggregate, have a Material Adverse Effect on LAI or the Surviving Corporation or materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals and Consents referred to in this Agreement, conflict with or violate any judgment, order, writ, injunction, decree or Law applicable to LAI or any of its assets or properties, which conflict or violation, individually or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect on LAI.

         (E) CONSENTS REQUIRED. Other than as listed on Exhibit 6(e) hereto, no notice to, registration, declaration or filing with, order, authorization or Permit of, exemption or waiver by, Consent of or any action by any Regulatory Authority is necessary or required as a condition to the execution and delivery of this Agreement by LAI and MergerSub or the consummation by them of the Merger and the other transactions contemplated hereby, other than such notices, registrations, declarations or filings which, if not made or obtained, would not have, individually or in the aggregate, a Material Adverse Effect on LAI or the Surviving Corporation.

         (F)      CAPITALIZATION.

                  (i) General. The authorized capital stock of LAI consists of 35,000,000 shares of Common Stock, $.01 par value per share, of which 5,377,868 shares were issued and outstanding as of February 2, 1998, and 3,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding. The authorized capital stock of MergerSub consists of 1,000 shares of Common Stock, $.01 par value per share, of which 100 shares are issued and outstanding and owned by LAI. All of the issued and outstanding shares of LAI Common Stock and MergerSub's Common Stock are duly and validly issued, fully paid and nonassessable. No preemptive rights exist with respect to the LAI Common Stock or MergerSub's Common Stock, and none of the outstanding shares of LAI Common Stock or MergerSub's Common Stock has been issued in violation of any preemptive rights.

                  (ii) Compliance with Law. All shares of capital stock of LAI and MergerSub and all options, warrants, scrip or rights to purchase or acquire any additional shares of LAI Common Stock have at all times been offered or issued in accordance with all applicable state and federal securities laws.

         (G) NO SUBSIDIARIES. LAI does not have any wholly or partially owned subsidiary and does not own any equity or voting interest in any other entity, other than MergerSub.

         (H) FINANCIAL STATEMENTS. LAI is subject to the reporting provisions of Section 12 of the Exchange Act, and the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act. Since LAI first became subject to the reporting provisions of the Exchange Act, LAI has filed all required forms, reports, and documents with the SEC required to be filed by it pursuant to the Exchange Act and the SEC rules and regulations thereunder, all of which (collectively, the "LAI SEC Reports") have complied in all material respects with all applicable requirements of the Exchange Act and the rules promulgated thereunder. None of the LAI SEC Reports, including any financial statements or schedules included therein (the "LAI Financial Statements"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the LAI Financial Statements, including, in each case, any related notes: (i) has been prepared in accordance with GAAP, (ii) is true, complete and correct in all material respects as of its respective date,
(iii) is in accordance with and supported by and consistent with the books and records of LAI, including a general ledger and detailed trial balances, which books and records have been maintained in accordance with good business practices, and (iv) presents fairly the financial position and the results of operations, changes in stockholders' equity, and statements of cash flow of LAI as of the dates and for the periods indicated thereon.

         (I)      ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
Exhibit 6(i) hereto, since November 30, 1997 (the date of the LAI Financial Statements included in LAI's Quarterly Report on Form 10-Q for the Quarter ended November 30, 1997): (i) LAI has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practices, (ii) there have been no events, changes, developments or occurrences that have had, or that would have, individually or in the aggregate, a Material Adverse Effect on LAI, and (iii) LAI has not taken any action, or failed to take any action (whether or not in the ordinary course and consistent with past practices), prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of the covenants and agreements of LAI set forth in this Agreement.

         (J) NO UNDISCLOSED LIABILITIES. Except as disclosed in Exhibit 6(j) hereto, LAI does not have any material obligations or liabilities, and has not incurred or paid any obligation or liability (contingent or otherwise, and whether accrued or reserved), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such obligation or liability, except obligations and liabilities (i) which are fully accrued or reserved against in LAI's financial statements filed with the SEC, or
(ii) which were fully incurred or paid after November 30, 1997 in the ordinary course of business consistent with past practices and which in the aggregate will not have a Material Adverse Effect on LAI or the Surviving Corporation.

         (K)      TAX MATTERS.

                  (i) Returns. All Tax Returns required to be filed by or on behalf of LAI have been timely filed, or requests for extensions have been timely filed, granted and have not expired; all such Tax Returns filed are true, complete and accurate in all material respects; and, all Taxes shown to be due on such Tax Returns have been timely paid by LAI. Other than as set forth on
Exhibit 6(k) hereto, there is no audit examination, deficiency or refund litigation or matter in controversy in which LAI has been joined as a party with respect to any Taxes, except as reserved against in the LAI Financial Statements or as disclosed in the Exhibits hereto. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation have been paid, accrued or provided for.

                  (ii) No Extension or Waiver. LAI has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due which extension or waiver is currently in effect.

                  (iii) Provision for Taxes Due. Adequate provision for any Taxes due or to become due for LAI for any period or periods through November 30, 1997 has been made and is reflected on the November 30, 1997 financial statements included in the LAI Financial Statements.

                  (iv) Deferred Taxes. Deferred Taxes of LAI have been provided for in the LAI Financial Statements in accordance with GAAP.

                  (v) Withholding. All Taxes that LAI is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper Regulatory Authority or are held by LAI pending such payment, except for such failures which are not, individually or in the aggregate, material in amount. LAI is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions which would not have, individually or in the aggregate, a Material Adverse Effect on LAI.

                  (vi) No Excess Compensation. LAI has not made any payments, is not obligated to make any payments, and is not a party to any contract, agreement or other arrangement that could obligate LAI to make any payments that reasonably could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                  (vii) No Tax Liens. There are no Liens with respect to Taxes upon any of the material assets or properties of LAI.

                  (viii) Tax Elections. All material elections with respect to Taxes affecting LAI as of the date of this Agreement have been timely made.

         (L) CONDUCT OF BUSINESS. The business of LAI has been conducted in all material respects in compliance with the AESC Code of Ethics and other standards applicable to executive search firms.

         (M)      COMPLIANCE WITH LAWS; NO VIOLATIONS.

                  (i) Permits. LAI has in effect and holds all Permits necessary for it to own, lease, and operate its assets and properties and to carry on its business as now conducted.

                  (ii) No Conflict. Neither LAI nor MergerSub is in conflict with, or in default under or in violation of, (A) its Articles or Certificate of Incorporation, Bylaws or comparable organizational documents, or (B) any Law, Permit, order, judgment, writ, injunction or decree applicable to its businesses or to its employees conducting such business or by which its assets or properties are bound or affected.

         (N) BROKERS AND FINDERS. Except for Robert W. Baird & Co. Incorporated ("Baird"), no broker or finder has acted directly or indirectly for LAI in connection with this Agreement or the transactions contemplated hereby.

         (O) WARD HOWELL STOCKHOLDER MERGER MATERIALS; OTHER INFORMATION. None of the information supplied or to be supplied by LAI for inclusion in the Ward Howell Stockholder Merger Materials or any document to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed and, with respect to the Ward Howell Stockholder Merger Materials, when such materials are delivered to the Ward Howell Stockholders, contain any untrue statement of or be false or misleading with respect to a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading. All documents that LAI or MergerSub is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the provisions of applicable Law, including applicable provisions of the Securities Laws. The LAI Stock and the shares of LAI Common Stock issuable upon exercise of the LAI Options (as hereinafter defined), when issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and non-assessable. The issuance of the LAI Options (as hereinafter defined), has been approved by the Board of Directors of LAI, and, subject to the approval by the stockholders of LAI of the 1998 Omnibus Stock and Incentive Plan at the next annual meeting of stockholders, will be incentive stock options for tax purposes to the fullest extent permitted by the Internal Revenue Code. If for any reason such stockholder approval is not forthcoming, the LAI Options shall be non-incentive stock options for tax purposes. When issued in accordance with the terms of this Agreement and the Employment Agreement referred to in Section 7(r) hereof, the LAI Options will be issued in accordance with applicable Law and, to the extent applicable, the terms of the 1997 or 1998 Omnibus Stock and Incentive Plan.


         (P)      EMPLOYEE BENEFIT PLANS.

                  (i) General. LAI has delivered to Ward Howell, prior to the execution of this Agreement, true, complete and correct copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including all "employee benefit plans" (as that term is defined in Section 3(3) of ERISA) currently adopted, maintained by, sponsored in whole or in part by or contributed to by LAI or any Affiliate thereof for the benefit of LAI's employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate (collectively, the "LAI Benefit Plans").

                  (ii) Compliance with Law. All LAI Benefit Plans are and at all times have been in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which would be reasonably likely to have a Material Adverse Effect on LAI.

         (Q) MATERIAL CONTRACT DEFAULTS. Except as set forth on Exhibit 6(q) hereto, LAI is not, and LAI has not received any notice and does not have any Knowledge that any other party is, in default in any material respect under any material contract or agreement to which it is a party, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect on LAI; and, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth on Exhibit 6(q), each of LAI's material contracts or agreements (i) is in full force and effect, and (ii) LAI has not repudiated or knowingly waived any material provision thereof.

         (R) LEGAL PROCEEDINGS. Except as disclosed on Exhibit 6(r) hereto, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of LAI, threatened against LAI, or against any asset, property, employee benefit plan, interest or right of any of them, that would have, individually or in the aggregate, a Material Adverse Effect on LAI or that might reasonably be expected to materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement. Except as disclosed on
Exhibit 6(r) hereto, LAI is not a party to any agreement, contract or other instrument or subject to any restriction under its Articles of Incorporation or Bylaws, or to any other corporate restriction, nor is there any judgment, order, writ, injunction or decree of any Regulatory Authority or arbitrator that would have, individually or in the aggregate, a Material Adverse Effect on LAI or that might reasonably be expected to materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement. Exhibit 6(r) includes a summary report of all actions, suits or proceedings as of the date of this Agreement to which LAI is a party and which names LAI as a defendant or a cross-defendant, and where the estimated maximum exposure is $15,000 or more.

         (S) LABOR MATTERS. LAI is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization, nor has LAI been joined as a party in any action, suit, claim or proceeding asserting that LAI has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel LAI to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other labor dispute involving LAI pending or, to the Knowledge of LAI, threatened. To the Knowledge of LAI, there is no activity involving employees of LAI seeking to certify a collective bargaining unit or engaging in any other organizing activity. Except as set forth on Exhibit 6(p) hereto, no material employment related dispute, arbitration, action, suit, claim or proceeding is pending or, to the Knowledge of LAI, threatened.

7.       TRANSACTIONS AND OBLIGATIONS OF THE PARTIES.

         (A) CONDUCT OF BUSINESS BY WARD HOWELL. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, and except as LAI may otherwise consent in writing or as otherwise expressly contemplated by this Agreement, Ward Howell shall: (i) operate its business only in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable commercial efforts to maintain and preserve intact its business organization, assets and properties and maintain its rights and franchises, (c) use its reasonable efforts to maintain its current employee, client and other advantageous business relationships and retain the services of its officers and key employees, and (d) take no action that would adversely affect or delay the ability of any party (i) to obtain any necessary Consents required for the Merger and other transactions contemplated hereby or (ii) to perform its covenants and agreements under this Agreement.

         (B) FORBEARANCE FROM CERTAIN ACTIONS BY WARD HOWELL. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, and except as LAI may otherwise consent in writing, as otherwise expressly contemplated by this Agreement or as required by Law, Ward Howell shall not:

                  (i) Amend Governing Documents. Amend, or permit the amendment of, its Certificate of Incorporation, Bylaws, or other governing instruments, except as necessary in connection with the Pre-Closing Transactions; or

                  (ii) Incur Additional Indebtedness. (A) Incur any additional indebtedness or other obligation for borrowed money, (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, or (C) impose, or suffer the imposition, on any material asset or property of Ward Howell of any Lien, or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and any Liens in effect as of the date hereof that are disclosed in the Exhibits to this Agreement), or (D) or make any loan or advance which would be reasonably likely to have a Material Adverse Effect on Ward Howell or the Surviving Corporation; or

                  (iii) Modify Any Indebtedness. Cancel, release or assign any indebtedness to any person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts, agreements or other instruments in force at the date of this Agreement; or

                  (iv) Issue Securities. Except in connection with the Pre-Closing Transactions, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract, agreement or other contract, agreement, commitment or other instrument to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Ward Howell Common Stock or any other capital stock of Ward Howell (or permit the exercise of any option, warrant or other right requiring the issuance of any securities by Ward Howell), or any stock appreciation any option, warrant or conversion or other right to acquire any such stock or any security convertible into any such stock; or

                  (v) Repurchase Securities, Etc. Repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of Ward Howell Common Stock; or

                  (vi) Declare or Pay Dividends. Make, declare or pay any dividend or make any other distribution with respect to shares of Ward Howell Common Stock, whether payable in cash, stock or property, including but not limited to any excess profit distribution; or

                  (vii) Adjust Capitalization. Except in connection with the Pre-Closing Transactions, adjust, split, combine or reclassify any capital stock of Ward Howell or authorize the issuance of any other securities with respect to or in substitution for shares of Ward Howell Common Stock; or

                  (viii) Dispose of Assets. Sell, transfer, lease, mortgage or otherwise dispose of or encumber any property or asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (ix) Make Investments. Purchase any securities or make any material investment, either by purchase of stock or securities, contribution to capital, asset transfer or purchase of any assets or property, in any person, or otherwise acquire direct or indirect control over any person, except for transactions in the ordinary course of business consistent with past practice; or

                  (x) Modify Employment Relationships. Enter into or amend any employment agreement or similar contract or other instrument; or

                  (xi) Modify Employee Benefits. Adopt any new employee benefit plan or similar arrangement, or make any material change in or to any existing Ward Howell Benefit Plan unless necessary or advisable to maintain the Tax qualified status of any such plan or to accelerate vesting of employer contributions under any profit sharing plans; or

                  (xii) Modify Tax or Accounting Procedures. Make any significant change in any Tax or accounting methods or procedures or in any systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

                  (xiii) Enter Into Litigation. Commence any action, suit, proceeding or litigation, other than in accordance with past practice, or settle any action, suit, proceeding or litigation involving any liability of Ward Howell for material money damages or material restrictions upon the operations of Ward Howell; or

                  (xiv) Modify or Terminate Contracts. Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract, agreement or other instrument, other than renewals without material adverse change of terms, or waive, release, compromise or assign any material rights or claims; or

                  (xv) Unusual Expenditures. Make any expenditure in excess of $10,000, other than in the ordinary course of business; or

                  (xv) Agree to Take Prohibited Action. Agree to, or make any commitment to, take any of the actions prohibited by this Section 7(b).

         (C) DISSENTING SHARES. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, Ward Howell shall give LAI and MergerSub prompt notice upon receipt by Ward Howell of any written objection to the Merger and any written demand for payment for shares of Ward Howell Common Stock, any withdrawal of any such objection or demand, and any notice or instrument provided to Ward Howell pursuant to the Connecticut Dissenters' Rights Law.

         (D) CERTAIN COVENANTS OF LAI. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, LAI and MergerSub covenant and agree that they shall (i) conduct their affairs in a manner designed, in their reasonable judgment, to enhance the long-term value of the LAI Common Stock and the business prospects of LAI, (ii) take no action which would (A) materially adversely affect the ability of any party to this Agreement to obtain any Consents required for the transactions contemplated hereby, or (B) Materially Adversely Affect the ability of any party to perform its covenants and agreements under this Agreement, (iii) not pay any dividend, make any distribution with respect to or redeem any shares of LAI Common Stock, and (iv) make all material filings required under applicable Securities Laws.

         (E) NOTIFICATION OF ADVERSE CHANGES IN CONDITION. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, each party shall promptly advise the other parties to this Agreement, orally and in writing, upon becoming aware of the occurrence or pending occurrence of any event or circumstance that is (i) reasonably likely to have a Material Adverse Effect on such party or (ii) which would cause or constitute a material breach of any of the representations, warranties, covenants or agreements of such party contained herein, and shall use its reasonable commercial efforts to prevent or promptly remedy the same.

         (F) GOVERNMENT FILINGS AND REPORTS. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, each party shall use its commercial efforts to file all applications, reports or other documents, including filings pursuant to state securities Laws, required to be filed by such person with any Regulatory Authority between the date of this Agreement and the Effective Time and shall deliver to the other parties copies of all such applications, reports or other documents promptly after the same are filed.

         (G)      HCC MERGER. Immediately prior to the Effective Time:
Howe-Corey Consulting Group Ltd., a Delaware corporation ("HCC"), will be merged with and into WH-Corey Mergersub, Inc., a Delaware corporation and a wholly-owned subsidiary of Ward Howell, pursuant to and in accordance with the terms of the Merger Agreement attached hereto as Exhibit 7(g) (the "HCC Merger").

         (H) ISSUANCE OF BONUS SHARES. Prior to the Effective Time, Ward Howell shall issue the shares of its Common Stock set forth on Exhibit 7(h) to the Ward Howell Stockholders set forth on such Exhibit (collectively, the "Bonus Shares"). Consummation of the HCC Merger and the issuance of the Bonus Shares shall constitute the "Pre-Closing Transactions" for purposes of this Agreement.

         (I) OWNERSHIP OF WARD HOWELL COMMON STOCK. Exhibit 7(h) hereto sets forth the names of the Ward Howell Stockholders, the residence and business address of each Ward Howell Stockholder, the number of shares of Ward Howell Common Stock owned by each Ward Howell Stockholder as of the date of this Agreement, and the number of shares of Ward Howell Common Stock to be owned by each Ward Howell Stockholder after the Pre-Closing Transactions.

         (J) DUE DILIGENCE INVESTIGATION; CONFIDENTIALITY. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, upon reasonable notice and subject to applicable Laws, each of LAI and Ward Howell shall afford each other, and each other's accountants, counsel, and other representatives, during normal business hours during the period of time prior to the Effective Time, reasonable access to all of its properties, books, contracts, commitments, records, business premises, officers, employees and professional advisors, in each case to the extent relevant to the transactions contemplated hereby. Each party hereto shall, and shall cause its advisors and representatives to, (i) conduct its investigation in such a manner as will not unreasonably interfere with the normal operations, customers or employee relations of the other, and (ii) refrain from using for any purposes other than as set forth in this Agreement and treat as confidential all information obtained hereunder or in connection herewith and not otherwise known to such party. The parties hereby confirm that the terms and provisions of the Confidentiality Letter Agreement between LAI and Ward Howell dated July 21, 1997, as amended on October 13, 1997 (the "Confidentiality Letter"), remain in full force and effect.

         (K) AGREEMENTS AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and other transactions contemplated by this Agreement as expeditiously as practicable after the date of this Agreement, including the use of their respective reasonable commercial efforts to lift or rescind any judgment, order, writ, injunction or other decree adversely affecting the ability of the parties to consummate the transactions contemplated hereby and to cause to be satisfied the conditions referred to in Section 8; provided, however, that nothing herein shall preclude any party from exercising its rights under this Agreement. LAI and Ward Howell shall use their reasonable commercial efforts to obtain all Consents and Permits of all third parties and Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement. Each party hereto agrees that, to the extent practicable, it will consult with the other parties to this Agreement with respect to obtaining all such Permits and Consents of third parties and Regulatory Authorities and each will keep the other parties apprized of the status of matters relating to the completion of the transactions contemplated hereby.

         (L) NO PURSUIT OF COMPETING TRANSACTIONS. Prior to termination of this Agreement, Ward Howell will not (i) initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action intended or designed, directly or indirectly, to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), or
(ii) enter into discussions or negotiate with any person or entity or otherwise cooperate in any way to obtain a Competing Transaction or otherwise in furtherance of such inquiries, or (iii) agree to or endorse any Competing Transaction, or (iv) authorize any of the directors, officers, employees, agents, representatives or stockholders of Ward Howell to take any such action. Further, Ward Howell shall direct and instruct and use its reasonable commercial efforts to cause all directors, officers, employees, agents, representatives and stockholders of Ward Howell (including any investment banker, financial advisor, attorney, or accountant retained or engaged by Ward Howell) to not take any such action. Ward Howell shall use its reasonable commercial efforts to remain aware of, and shall promptly notify LAI of, any such inquiries or proposals received by Ward Howell or any of its officers, directors, employees, agents, representatives or stockholders, and Ward Howell shall promptly inform LAI in writing as to the material terms of any such inquiry or proposal and, if such inquiry or proposal is reflected or summarized in writing, promptly deliver or cause to be delivered to LAI a copy thereof, and also shall keep LAI informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals; provided, however, that nothing contained in this paragraph shall prohibit Ward Howell or any of its directors, officers, employees, or agents from (i) reviewing or confirming receipt of an unsolicited bona fide proposal, or inquiry that could lead to such a proposal, to acquire Ward Howell pursuant to a merger, consolidation, share exchange, business combination, or other similar transaction (a "Bona Fide Proposal"), provided that Ward Howell shall promptly provide written notice to LAI of such Bona Fide Proposal and a copy of any communication confirming receipt thereof, or (ii) furnishing information to, or discussing or negotiating with, any person or entity that makes a Bona Fide Proposal if, but only to the extent that, (A) the Board of Directors of Ward Howell, after consultation with legal counsel, determines in good faith that such action is required or may reasonably be required for the Board of Directors of Ward Howell to comply with its duties to imposed by Law, (B) prior to furnishing such information to such person or entity, Ward Howell provides written notice to LAI to the effect that Ward Howell is furnishing information to, or entering into discussions or negotiations with, such person or entity,
(C) prior to furnishing such information to such person or entity, Ward Howell receives from such person or entity an executed confidentiality agreement with terms similar to the collective confidentiality terms between Ward Howell and LAI and (D) Ward Howell keeps LAI informed, on a current basis, of the status of any such discussions or negotiations. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, or other similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of ten percent or more of the assets of Ward Howell or issuance of ten percent or more of the outstanding voting securities of Ward Howell in a single transaction or series of transactions; (3) any tender offer or exchange offer for ten percent or more of the outstanding shares of capital stock of Ward Howell or the filing of a registration statement under the Securities Act in connection therewith; (4) any solicitation of proxies in opposition to approval of the Merger by the stockholders of Ward Howell; (5) the acquisition by any person or group of persons of beneficial ownership or the right to acquire beneficial ownership of ten percent or more of the then outstanding shares of capital stock of Ward Howell; (6) the acquisition by any person or group of persons of control of Ward Howell; or (7) any agreement to, or public announcement by Ward Howell or any other person of a proposal, plan or intention to, do any of the foregoing.

         (M) EMPLOYEE BENEFITS. Following the Effective Time, LAI shall provide generally to officers and employees of Ward Howell employee benefits, including pension benefits, health and welfare benefits, life insurance and vacation on terms and conditions provided from time to time by LAI to its similarly situated officers and employees. For purposes of participation and vesting under any employee benefit plan of LAI, the service of the employees of Ward Howell prior to the

Effective Time shall be treated as service with LAI to the fullest extent permitted under applicable Law. If and to the extent that Ward Howell (i) amends the Profit Sharing Plan to incorporate the changes therein required by the Small Business Job Protection Relief Act of 1996, the Taxpayer Relief Act of 1997 and any other recent acts of Congress that require amendments to the Profit Sharing Plan in order to maintain its qualified status prior to the Effective Time and
(ii) obtains an appropriate determination letter from the Internal Revenue Service with respect to its qualified status, then Ward Howell's former employees who become participants in LAI's defined contribution plan will be entitled to rollover their balances from the Profit Sharing Plan into LAI's defined contribution plan.

         (N) TERMINATION OF STOCKHOLDERS' AGREEMENT. The Ward Howell Stockholders and Ward Howell agree that, at and as of the Effective Time, the Stockholders Agreement entered into as of January 1, 1992 by and among Ward Howell and the Ward Howell Stockholders (in some cases, as executed at a later date by a Ward Howell Stockholder), and any other stockholders' agreement or other agreement of similar effect and all rights of first refusal contained therein or otherwise applicable to the Ward Howell Common Stock shall be void and of no further force and effect.

         (O) CURRENT INFORMATION. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, each of LAI and Ward Howell shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of Ward Howell and LAI shall promptly notify the other of (i) any material change in its business or operations, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the overt threat of any material action, suit, claim or proceeding involving such party, or (iv) the occurrence, or nonoccurrence, of any event or condition the occurrence, or nonoccurrence, of which would be reasonably expected to cause any of such party's representations or warranties set forth herein to become untrue or inaccurate in any respect as of the Closing; and in each case shall keep the other fully informed with respect thereto.

         (P) OTHER ACTIONS. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, no party shall take any action, except in every case as may be required by applicable Law, intended to or that would result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, or (ii) any of the conditions set forth in this Agreement not being satisfied or a violation of any provision of this Agreement.

         (Q) PRESS RELEASES. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, Ward Howell and LAI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby; provided, however, that nothing in this paragraph shall prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by Law.

         (R) CORPORATE GOVERNANCE PROVISIONS. Ward Howell shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not restrict or impair the ability of LAI or MergerSub to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Ward Howell Common Stock.

         (S) EXTENSION OF EXCLUSIVITY LETTER. The terms of the exclusivity letter agreement dated November 4, 1997 between LAI and Ward Howell, as amended on December 8, 1997 to extend the term thereof (collectively, the "Exclusivity Letter Agreement"), remain in full force and effect in all respects, are incorporated by reference herein, and are amended to extend the date of January 31, 1998 (the "Expiration Date") to the Effective Time.

         (T) EMPLOYMENT AGREEMENTS. Each Ward Howell Stockholder identified on Exhibit 7(r)-1 hereto shall enter into an Employment Agreement with the Surviving Corporation in one of the forms attached hereto as Exhibit 7(r), as LAI, the relevant Ward Howell Stockholder and Ward Howell shall have agreed given the level of such consultant's business. In connection with the execution of such Employment Agreements, LAI shall grant to the consultants entering into such agreements options to purchase, in the aggregate, 400,000 shares of LAI Common Stock (the "LAI Options"), such options to be allocated among such consultants as set forth on Exhibit 7(r)-1. LAI in its discretion may waive the requirement for all Ward Howell Stockholders to enter into Employment Agreements with respect to a small number of Ward Howell Stockholders who determine to retire from the executive search business on terms and conditions acceptable to LAI (a "Retiree Stockholder"), and who agree to enter into a Retired Partner Consulting Agreement in the form attached hereto as Exhibit 7(r). Bonus Shares will not be issued to a Retiree Stockholder.

         (U) LAI POST-CLOSING PAYMENT OBLIGATIONS. As the outstanding accounts receivables of Ward Howell reflected on the Ward Howell Financial Statements are collected, LAI shall pay to the former Ward Howell Stockholders entitled thereto, the accrued compensation expense relating to such accounts receivable, including without limitation the stockholder bonus component thereof, as reflected on the December 31, 1997 Ward Howell Financial Statements. Further, LAI shall distribute the accrued excess profits reflected on the December 31, 1997 Ward Howell Financial Statements in the aggregate amount of $1, 260,054.72 in accordance with the prior practices of Ward Howell. LAI shall also pay all accrued research and employee bonuses reflected on the Ward Howell Financial Statements as of December 31, 1997 in accordance with the past practices of Ward Howell.

         (V)      CERTAIN AGREEMENTS WITH RESPECT TO LGO.

                  (i) Distribution of Cash. Notwithstanding anything in this Agreement to the contrary, in accordance with the LGO Agreement and in conformity with the past practice of the LGO, all cash held by Ward Howell in the bank account utilized by the LGO prior to March 1, 1998, or received by Ward Howell with respect to the accounts receivable of the LGO prior to March 1, 1998 and not needed to pay LGO expenses for the period prior to such date, shall be distributed as Michael J. Corey may direct as soon as reasonably practicable after the Closing Date, based upon a Closing Date Balance Sheet of LGO to be prepared by LAI for this purpose to the satisfaction of Michael Corey and in accordance with the LGO Agreement.

                  (ii) Loan to Gary DeMarlie. Prior to the Closing, the loan in the amount of $10,050 made by Ward Howell shall be assigned to Michael J. Corey.

                  (iii) Accounts Receivable. Notwithstanding the termination of the LGO Agreement as of the Effective Time or any provision of this Agreement to the contrary, the LGO Accounts Receivable shall be allocated and distributed as provided in the LGO Agreement (with the Surviving Corporation succeeding to all of the rights of Ward Howell pursuant to the LGO Agreement for this purpose), provided that the LGO Accounts Receivable were billed in the ordinary course of business and in conformity to the engagement letters to which they relate. In this connection, LAI shall provide Michael J. Corey with information relating to the collection on the LGO Accounts Receivable on a monthly basis. In addition, LAI will provide the LGO Stockholders with sufficient support at the LGO to facilitate the efficient collection of the LGO Accounts Receivable and their distribution in accordance with this provision.



8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.

         (A) CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions, unless waived by both parties in writing as of the Closing Date:

                  (i) Stockholder Approval. The Ward Howell Stockholders shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law.

                  (ii) Legal Proceedings. No Law, judgment, order, injunction, writ , decree, ruling or other legal restraint or prohibition, whether temporary, preliminary or permanent, which prohibits, restricts or makes illegal the consummation of the Merger or any other action or transaction contemplated hereby shall have been enacted, entered, promulgated or enforced by any Regulatory Authority, and no action or proceeding seeking any of the foregoing shall be pending.

                  (iii) Adjusted Pro Forma EBIT. The Adjusted Pro Forma EBIT of Ward Howell for the year ending December 31, 1997 shall be not less than $2.2 million.

         (B) CONDITIONS TO OBLIGATIONS OF LAI TO EFFECT THE MERGER. The obligations of LAI to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following additional conditions, unless waived by LAI in writing as of the Closing Date:

                  (i) Representations and Warranties. The representations and warranties of Ward Howell and the Ward Howell Stockholders set forth in this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time as though then made.

                  (ii) Performance of Covenants and Agreements. Each and all of the agreements and covenants of Ward Howell and the Ward Howell Stockholders to be performed or complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (iii) No Material Adverse Change. There shall have been no Material Adverse Change in the financial condition, business or prospects of Ward Howell.

                  (iv) Consents and Approvals. Ward Howell shall have obtained any and all Consents required for consummation of the Merger and the other transactions contemplated hereby, or for preventing any default under any agreement, contract, other instrument or Permit to which Ward Howell is a party, which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ward Howell or the Surviving Corporation.

                  (v)      Certificates. Ward Howell shall have delivered to LAI
(i) a certificate, dated as of the Closing Date, signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to its obligations under this Agreement to be satisfied prior to the Effective Time have been satisfied, and (ii) copies of all documents that LAI may reasonably request relating to the existence of Ward Howell and certified copies of resolutions or written consents duly adopted by Ward Howell's Board of Directors and the Ward Howell Stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as LAI and its counsel may reasonably request.

                  (vi) Dissenters' Rights. Owners of record of no more than ten percent (10%) of the issued and outstanding shares of Ward Howell Common Stock shall have effectively exercised rights under the Connecticut Dissenters' Rights Law with respect to the Merger.

                  (vii) Employment Agreements. Each Ward Howell Stockholder identified on Exhibit 7(r)-1 hereto shall have entered into an Employment Agreement or a Retired Partner Consulting Agreement with the Surviving Corporation as contemplated by Section 7(r).

                  (viii) Joinder Agreements; Lockup Agreements. Each of the Ward Howell Stockholders shall have executed and delivered to LAI a Joinder Agreement substantially in the form of that attached hereto as Exhibit 8(b)(viii) hereto. Each of the Ward Howell Stockholders shall have executed and delivered to Baird a Lockup Agreement in substantially the same form as is attached as Exhibit 8(b)(viii) hereto.

                  (ix) Ownership of Ward Howell Common Stock. The Pre-Closing Transactions shall have been effected immediately prior to the Effective Time, and therefore each Ward Howell Stockholder shall own that number of shares of Ward Howell Common Stock indicated on Exhibit 8(b)(ix) hereto. No other person shall own any Ward Howell Common Stock.

                  (x) Net Worth of Ward Howell. Ward Howell shall have (i) total stockholders' equity as of December 31, 1997 as determined with reference to the December 31, 1997 audited balance sheet of Ward Howell (the "December 31, 1997 Net Worth") of not less than $1,600,000, and (ii) total stockholders' equity as of immediately prior to the Effective Time, determined in accordance with GAAP and Regulation S-X (the "Closing Net Worth"), of not less than $1,400,000, determined in each case without regard to any effect on the stockholders' equity of Ward Howell resulting from (1) the reasonable direct expenses of Ward Howell in effecting the Merger which do not exceed $500,000, (2) the Pre-Closing Transactions or (3) any item referred to in Section 3(b)(ii) of this Agreement that reduced the aggregate Merger Consideration).

                  (xi) Opinion of Counsel. LAI shall have received a written opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Ward Howell, dated as of the Closing Date, to the effect set forth in Exhibit 8(b)(xii) hereto.

                  (xii) Ward Howell Stockholder Information. LAI shall have received from each Ward Howell Stockholder representations as to the suitability for such Ward Howell Stockholder of an investment in the LAI Stock, and from each Ward Howell Stockholder who is an "accredited investor" (within the meaning of Regulation D promulgated by the SEC under the Securities Act) representations to that effect, and such other or additional assurances from the Ward Howell Stockholders and/or Ward Howell as LAI may reasonably require to assure itself that the issuance of the LAI Stock and the LAI Notes pursuant to this Agreement will comply with applicable Securities Laws, in each case in form and substance reasonably satisfactory to LAI.

                  (xiii) Ward Howell Insider Loans. All Ward Howell Insider Loans shall have been paid in full as contemplated by this Agreement.

         (C) CONDITIONS TO OBLIGATION OF WARD HOWELL TO EFFECT THE MERGER. The obligations of Ward Howell to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Ward Howell in writing as of the Closing Date:

                  (i) Representations and Warranties. The representations and warranties of LAI and MergerSub set forth in this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time as though then made.

                  (ii) Performance of Covenants and Agreements. Each and all of the agreements and covenants of LAI and MergerSub to be performed or complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (iii) Consents and Approvals. LAI and MergerSub shall have obtained any and all Consents required for consummation of the Merger and the other transactions contemplated hereby, or for preventing any default under any agreement, contract, other instrument or Permit to which LAI or MergerSub is a party, which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LAI or the Surviving Corporation.

                  (iv)     Certificates. LAI shall have delivered to Ward Howell
(i) a certificate, dated as of the Closing Date, signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to its obligations under this Agreement to be satisfied prior to the Effective Time have been satisfied, and (ii) copies of all documents that Ward Howell may reasonably request relating to the existence of LAI and certified copies of resolutions or written consents duly adopted by LAI's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Ward Howell and its counsel may request.

                  (v) Material Adverse Change. There shall have been no Material Adverse Change in the financial conditions, business, or prospects of LAI.

                  (vi) Opinion of Counsel. Ward Howell shall have received a written opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, counsel to LAI, dated as of the Effective Time, to the effect set forth in
Exhibit 8(c)(vii) hereto.

                  (vii) Payment of Consideration. LAI shall have delivered to the Ward Howell Stockholders the aggregate Merger Consideration.

9.       INDEMNIFICATION.

         (A) GENERAL - INDEMNIFICATIONS BY WARD HOWELL AND THE WARD HOWELL STOCKHOLDERS. Ward Howell and each of the Ward Howell Stockholders, severally on a pro rata basis in proportion to the aggregate Merger Consideration received by such Ward Howell Stockholder but not jointly, does hereby agree to indemnify and hold harmless LAI and MergerSub from, for and against any actual claim, loss, damage, liability or expense (including without limitation, attorneys' and legal assistants' fees and other costs and expenses incident to any suit, action, investigation or other proceeding), arising in connection with, from, under or out of:

                  (i) Failure to Perform. Any failure of Ward Howell or such Ward Howell Stockholder duly to perform or observe any term, provision, covenant, agreement or condition required by this Agreement to be performed or observed by either of them prior to Closing;

                  (ii) Failure to Pay. Any failure of Ward Howell or such Ward Howell Stockholder to pay, discharge or comply with any obligation, liability or commitment of Ward Howell or a Ward Howell Stockholder arising under this Agreement prior to Closing;

                  (iii) Breach of Warranty. Any inaccuracy in, or breach by Ward Howell or a Ward Howell Stockholder of, any representation, warranty, covenant or agreement made by either of them in this Agreement, the Exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby; or

                  (iv) Litigation. Any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against by Ward Howell and the Ward Howell Stockholders in this Section 9, including reasonable fees and disbursements of counsel.

         (B) GENERAL - INDEMNIFICATIONS BY LAI AND MERGERSUB. Each of LAI and MergerSub, jointly and severally, does hereby agree to indemnify and hold harmless Ward Howell and the Ward Howell Stockholders from, for and against any actual claim, loss, damage, liability or expense (including without limitation, attorneys' and legal assistants' fees and other costs and expenses incident to any suit, action, investigation or other proceeding), arising in connection with, from, under or out of:

                  (i) Failure to Perform. Any failure of LAI or MergerSub duly to perform or observe any term, provision, covenant, agreement or condition required by this Agreement to be performed or observed by either of them;

                  (ii) Failure to Pay. Any failure by LAI or MergerSub to pay, discharge or comply with any obligation, liability or commitment of LAI or MergerSub;

                  (iii) Breach of Warranty. Any inaccuracy in, or breach by LAI or MergerSub of, any representation, warranty, covenant or agreement made by any of them in this Agreement, the Exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby; or

                  (iv) Litigation. Any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against by LAI and MergerSub in this Section 9, including reasonable fees and disbursements of counsel.

         (C) CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 9, the party or parties entitled to be indemnified, whether one party or more (such party or parties being referred to in this Agreement as the "Indemnified Party") shall notify the party or parties (as the case may be) against whom indemnification is sought, whether one party or more (such party or parties being referred to in this Agreement as the "Indemnifying Party") of the facts constituting the basis for such claim. Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right and the amount or an estimate of the amount of the liability arising therefrom.

         (D) RIGHT TO DEFEND. If any action, proceeding or investigation for which indemnification is sought hereunder is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof as required pursuant to Section 9(c) above, the Indemnifying Party will be entitled to participate in, and, to the extent that it may wish, jointly with any other Indemnifying Party, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, then notwithstanding anything to the contrary contained herein, the Indemnifying party will not be liable under this
Section 9 for any legal or other expenses subsequently incurred by such Indemnified party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party will have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the Indemnifying Party if the Indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Party. No settlement of any action against an Indemnified

Party will be made without the consent of the Indemnifying Party and the Indemnified Party, which consent shall not be unreasonably withheld or delayed in light of all factors of importance to such party and no Indemnifying Party shall be liable to indemnify any person for any settlement of any such claim effected without such Indemnifying Party's consent. Notwithstanding the foregoing, an Indemnifying Party may, without the consent of the Indemnified Party, consent to the entry of a judgment or enter into the settlement of an action if such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release of all liability in respect of such claim or litigation, and (ii) involves money damages only and does not include a statement as to an admission of fault, culpability or a failure to act on behalf of an Indemnified Party. The Ward Howell Stockholders hereby appoint Ken Lanno or his designee to act as their agent (the "Agent") for all purposes relating to this Section 9 and LAI and MergerSub are hereby instructed to send all notices required or permitted to be given or made under or pursuant to this Section 9 to the Agent in lieu of any notices to the Ward Howell Stockholders individually.

         (E) COOPERATION. The parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

         (F) LIMITATION. An Indemnifying Party shall be obligated to indemnify an Indemnified Party, and a claim for indemnification under this
Section 9 may be brought, only to the extent that the aggregate net amount of any damages, losses, liabilities, costs and expenses, as determined in accordance with the next following sentence of this paragraph, actually paid or suffered by the Indemnified Party as to which a right of indemnification is provided under this Section 9 exceeds $150,000, except that no such $150,000 limitation shall apply with respect to any damages, loses, liabilities, costs and expenses arising out of or based upon (i) any violation of the representation set forth in Sections 5(f)(i) or Section 5(f)(ii) here or (ii) the failure to obtain any consent of a landlord of Ward Howell required to be obtained under Section 8(b)(iv) hereof and the cost of obtaining consents to Merger from any such landlord (including additional rental costs until the end of the term of any such lease resulting from the failure to obtain such consent but not including moving costs caused by the failure to obtain any such consent. Further, in no event shall the aggregate liability of Ward Howell and the Ward Howell Stockholders on the one hand, or LAI and MergerSub on the other hand, under this Section 9 exceed the aggregate Merger Consideration, and in no event shall the liability of any individual Ward Howell Stockholder under this Section 9 exceed the Merger Consideration received by that Stockholder. In addition, there shall be no right to indemnification for LAI or MergerSub from Ward Howell or the Ward Howell Stockholders pursuant to this Section 9 for a breach or violation by Ward Howell or any of the Ward Howell Stockholders of the representation and warranty set forth in Section 5(p) unless such breach or violation constitutes fraud on the part of Ward Howell or any of the Ward Howell Stockholders, and the sole remedy for such a breach or violation not involving fraud shall be a reduction in the Merger Consideration as set forth in Section 3(b)(ii)(B). For these purposes, the aggregate Merger Consideration shall be deemed to be the amount of the Cash Consideration, plus the aggregate original principal amount of the LAI

Notes, plus the number of shares of LAI Stock multiplied by the Fair Market Value per share of LAI Common Stock. In determining the net amount of such damages, losses, liabilities, costs or expenses for which indemnification is required hereunder, the gross amount of such damages, losses, liabilities, costs or expenses shall be reduced by any proceeds of insurance, related claims, crossclaims, counterclaims and the like actually collected by the Indemnified Party in connection therewith, and by any tax benefits received by the Indemnified Party in connection therewith.

         (G) OFFSET. With respect to any claims by LAI against Ward Howell or a Ward Howell Stockholder for indemnification under this Section 9, in furtherance and not in limitation of its rights under this Agreement, LAI, at its option, shall be entitled to a right of offset against any amounts owed by LAI to the Ward Howell Stockholders under the LAI Notes. This right of offset shall be exercised in the following manner. Immediately after a claim for indemnification is made by LAI against Ward Howell or a Ward Howell Stockholder for indemnification under this Section 9, a reasonable good faith estimate (the "Estimate") of the claim shall be made by LAI. Thereafter, any outstanding amounts owed by LAI to the Ward Howell Stockholders pursuant to the LAI Notes shall be paid to the Ward Howell Stockholders only to the extent that the amount of any payments outstanding on the LAI Notes (determined on a pro rata basis with respect to each Ward Howell Stockholder) exceeds the Ward Howell Stockholder's pro rata portion of the Estimate. The payments remaining under the LAI Notes in the amount of the Estimate shall be paid to an escrow agent to be mutually agreed upon by the parties, shall be deposited in an interest bearing account once the amount remaining to be paid thereunder is equivalent to the Estimate, and shall be held in escrow until such time as the amount of such indemnification has been determined by mutual agreement of the parties or by an arbitrator as set forth in Section 12(b) hereof. Interest on amounts deposited in escrow pursuant to this Section 9(g) shall be paid to the party or parties entitled to receive the principal thereof on a pro rata basis.

         (H) TERMINATION OF SUBSIDIARY OBLIGATIONS. From and after the Effective Time, the Surviving Corporation shall have no obligation under this Agreement to LAI.

10.      TERMINATION.

         (A) TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties:

                  (i) Mutual Agreement. By mutual written agreement of LAI and Ward Howell, with or without the agreement, consent or participation of any Ward Howell Stockholder; or

                  (ii)     For Material Breach.

                           (1)      By Ward Howell. By Ward Howell in the event
of any inaccuracy in any representation or warranty or any breach of any covenant or agreement of LAI or MergerSub contained in this Agreement, which inaccuracy or breach cannot be or has not been cured within thirty (30) days after the giving of written notice thereof and which would provide Ward Howell or any Ward Howell Stockholder with the right under Section 8 of this Agreement to refuse to consummate the Merger, but only if neither Ward Howell nor any Ward Howell Stockholder is then in material breach of any representation, warranty, covenant or agreement of any of them contained in this Agreement; or

                           (2)      By LAI. By LAI in the event of any
inaccuracy in any representation or warranty or any breach of any covenant or agreement of Ward Howell or any Ward Howell Stockholder contained in this Agreement, which inaccuracy or breach cannot be or has not been cured within thirty (30) days after the giving of written notice thereof and which would provide LAI with the right under Section 8 of this Agreement to refuse to consummate the Merger, but only if neither LAI nor MergerSub is then in material breach of any representation, warranty, covenant or agreement of either of them contained in this Agreement; or

                  (iii) Upon Significant Exercise of Dissenters' Rights. By LAI, in the event that owners of record of more than 10% of the then issued and outstanding shares of Ward Howell Common Stock indicate an intention to exercise rights under the Connecticut Dissenters' Rights Law; or

                  (iv) Passage of Time. By either LAI or Ward Howell, in the event that the Effective Time shall not have occurred, or it shall have become highly likely that the Effective Time shall not occur, or it shall be the case that any of the conditions precedent to the obligations of such party to consummate the Merger is highly unlikely to be satisfied or fulfilled, on or before February 28, 1998; provided, however, that the right to terminate this Agreement pursuant to this paragraph shall not be available to any party whose breach of its obligations under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur or a condition to be satisfied on or before such date.

         (B) EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10(a) of this Agreement, this Agreement shall become void and have no effect and no party shall have any obligation to the other parties hereto with respect to this Agreement, except that (i) the provisions of Sections 7(i), 7(o), 10(b), 11(a), 11(b) and 11(c) of this Agreement shall survive any such termination, and (ii) termination shall not relieve or release a breaching party from liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

11.      MISCELLANEOUS.

         (A) SURVIVAL OF CERTAIN PROVISIONS. Each of the representations, warranties, obligations, covenants and agreements of LAI, MergerSub, Ward Howell and the Ward Howell Stockholders included or provided for in this Agreement or in any Exhibit to this Agreement or in any agreement, certificate or other document or instrument executed and delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement for a period of eighteen months after the Closing Date, except that each of the representations and warranties set forth in Sections 5(k), 5(v), 5(bb), 6(k) and 6(o)of this Agreement and all of the representations and warranties set forth in this Agreement, only to the extent that they relate in any way to employment or personnel matters, shall survive the Closing Date and continue in full force and effect for so long as, under applicable law, there may be asserted and maintained in a court of competent jurisdiction a claim against the party making such representation



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

or warranty that, if successful, would cause such representation or warranty to have been false or incorrect when made, plus sixty (60) days.

         (B) RESOLUTION OF DISPUTES. Should any dispute arise among or between one or more of the parties to this Agreement relating to this Agreement, the interpretation of any provision hereof, or any of the rights or obligations hereunder of any of the parties to this Agreement, then at the election of any party involved in such dispute such dispute shall be resolved finally by a single arbitrator in an arbitration proceeding conforming to the rules of the American Arbitration Association applicable to commercial arbitrations. Said arbitrator shall be appointed as follows: of LAI (and, if prior to the Effective Time, MergerSub) on the one hand, and the Ward Howell Stockholders (and, if prior to the Effective Time, Ward Howell) on the other hand, the party not electing to submit the matter to arbitration (the "Non-Electing Party") shall provide to the other (the "Electing Party") a list of three proposed arbitrators, each of whom shall be knowledgeable as to matters that are the subject of the dispute and each of whom shall be completely independent of and with no prior affiliation or direct or indirect relationship with any party or any of their Affiliates. The Electing Party shall then select the arbitrator from such list or, if all such proposed arbitrators are reasonably unacceptable to such party, so advise the Non-Electing Party whereupon such party shall prepare a new list of three proposed arbitrators and the selection process shall begin anew. The arbitration shall take place in Tampa, Florida, New York, New York, Los Angeles, California or Chicago, Illinois and the decision of such arbitrator shall be final and binding upon the parties, and such decision shall be enforceable as a judgment in a court of competent jurisdiction. Other than the right to seek specific performance by way of injunctive relief to enforce the provisions of this Agreement, each party to this Agreement covenants not to institute any suit or other proceeding in any court with respect to any matter arising under or pursuant to or directly or indirectly relating to this Agreement, the subject matter hereof or the other agreements, documents and instruments delivered or required to be delivered hereunder or in connection herewith unless the intended subject matter thereof has first been submitted for arbitration in accordance with the foregoing procedure and such arbitration proceeding has been completed. In order to maintain the confidentiality of the dispute intended to be resolved by arbitration as provided in this Agreement as well as the information adduced and contentions asserted in any such arbitration, the parties agree to maintain in strict confidence and agree to neither make nor suffer any public disclosure of the fact of, contentions or evidence, discovered, developed or introduced in and the result of any such arbitration; provided, however, the foregoing to the contrary notwithstanding, that LAI may make public disclosures regarding the existence of the arbitration, the nature of the dispute and the results thereof as may be necessary or appropriate to satisfy its disclosure obligations under applicable Securities Laws or other Laws.

         (C) EXPENSES. Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay its own costs and expenses incident to preparing, entering into and carrying out this Agreement and pursuing and consummating the Merger. The expenses of preparing and printing the portion of the Ward Howell Stockholder Merger Materials prepared by Ward Howell, including mailing, shall be borne by Ward Howell. The cost of preparing and printing the portion of the Ward Howell Stockholder Merger Materials prepared by LAI shall be borne by LAI.

         (D) ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement, which includes all Exhibits hereto, and the other documents, agreements, and instruments, executed and delivered pursuant to or in connection with this Agreement, contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and this Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof, both written and oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties to this Agreement, any rights, remedies, obligations or liabilities.

         (E) AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each of the parties to this Agreement, including each of the Ward Howell Stockholders.

         (F) WAIVERS. Prior to or at the Effective Time, each of LAI on the one hand and Ward Howell on the other hand, shall have the right to waive (including, in the case of Ward Howell, on behalf of all Ward Howell Stockholders) any default in the performance of any provision of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law, which violation would have a Material Adverse Effect on the party purporting or attempting to make such waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any provision of this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of any breach of any other provision of this Agreement.

         (G) NO ASSIGNMENT. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person and any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no force or effect whatsoever.

         (H) NOTICES. Any notice, request, demand or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given: upon receipt if personally delivered; upon successful completion of transmission if transmitted by telecopy, electronic telephone line facsimile transmission or other similar electronic or digital transmission method; at the close of business on the next business day after it is sent, if sent by recognized overnight delivery service with all fees paid in advance by the sender; or at the close of business on the fifth business day after it is sent, if mailed, first class mail, proper postage prepaid, in each case transmitted or addressed to:

     LAI or MergerSub:   Lamalie Associates, Inc.
                         3903 Northdale Blvd.
                         Tampa, Florida 33624

                         ATTN: Jack P. Wissman
                         Executive Vice President

     Copy to Counsel:    Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis
                         2700 Barnett Plaza
                         101 East Kennedy Blvd.
                         Post Office Box 1102
                         Tampa, Florida 33601-1102

                         ATTN: Richard M. Leisner, Esquire

     Ward Howell or any Ward Howell Stockholder:.

                         Ward Howell International, Inc.
                         99 Park Avenue
                         20th Floor
                         New York, New York 10016-1690

                         ATTN: David L. Witte


     Copy to Counsel:    Paul, Hastings, Jannosky & Walker, L.L.P.
                         55 South Flower Street
                         Los Angeles, CA 90071-2371

                         ATTN: Anna M. Graves

                         Morrison, Cohen, Singer & Weinstein, L.L.P.
                         750 Lexington Avenue
                         New York, New York 10022

                         ATTN: Brian B. Snarr

or to such other address as any recipient party may have specified in writing to the other parties in accordance with the foregoing.

         (I)      CONSTRUCTION AND INTERPRETATION

                  (i) Florida Law Applies. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (except that any provision of Florida law shall not apply if the effect of such provision would be to result in the application of the substantive law of a state or jurisdiction other than Florida).

                  (ii) Headings. The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement or any provision hereof.

                  (iii) Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

         (J) ENFORCEMENT OF AGREEMENT. Each party hereto agrees that irreparable damage will occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of any state having jurisdiction, this being in addition to any other remedy to which such party may be entitled at law or in equity. The prevailing party in any action brought to enforce this Agreement shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys' fees and reasonable expenses during investigation, before litigation or arbitration, and at trial and in appellate proceedings). The parties' costs of enforcing this Agreement shall include prejudgment interest. Additionally, if any party incurs any out-of-pocket expenses in connection with the enforcement of this Agreement, all such amounts shall accrue interest at 10% per annum (or such lower rate as may be required to avoid any limit imposed by applicable law) commencing 30 days after any such expenses are incurred.

         (K) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement, with knowledge of its contents and meaning and intending to be bound hereby, as of the date first written above.




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

ATTEST:                                     LAMALIE ASSOCIATES, INC.



By:                                         By:
    ----------------------------               --------------------------------
    Jack P. Wissman, Secretary                 Robert L. Pearson, President



ATTEST:                                     WARD HOWELL INTERNATIONAL, INC.


By:                                         By:
    ----------------------------               --------------------------------
                                               David L. Witte, Secretary



ATTEST:                                     LAI MERGERSUB, INC.



By:                                         By:
    ----------------------------               --------------------------------
    Jack P. Wissman, Secretary                 Robert L. Pearson, President












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